UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Albertsons Companies, Inc.
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Annual Meeting

OF STOCKHOLDERS AND PROXY STATEMENT

2025

VIRTUAL MEETING

August 7, 2025
3:00 P.M. MDT

June 20, 2025 Dear Fellow Stockholder:
It is my pleasure to invite you to attend the Annual Meeting of Stockholders at Albertsons Companies, Inc. at 3:00 p.m. Mountain Daylight Time on Thursday, August 7, 2025.
When I stepped into the role of CEO of Albertsons Companies on May 1, 2025, we began a bold new era of growth, accelerated by our drive for excellence and innovation and guided by our purpose and values.
It is an honor to lead Albertsons Companies with pride and optimism during this transformational time, and to bring 40 years of experience and perspective shaped by this company, our associates, and the customers and communities we serve.
We continue to build momentum in our business with our ambition to earn Customers for Life. Our purpose guides us each day – to bring people together around the joys of food and to inspire well-being. We are doing it as one team with a customer-driven commitment, through strategic pillars to drive growth and value creation, unify our focus, energize our momentum, and differentiate our company in a dynamic and rapidly evolving competitive landscape. We have an exciting journey ahead.
Our next chapter of growth is anchored in the following strategic pillars, all built on a strong foundation of financial and operational performance and a rich asset base with beloved store banners in premium locations.
Driving Customer Growth through Digital Engagement – We continue to focus on customer growth through digital engagement across our four digital platforms, including eCommerce, Loyalty, Health and Wellness, and digitally enabled in-store experiences. Each of these platforms is designed to drive increased sales, more deeply engage our most loyal customers and increase customer lifetime value. Our digital platforms are growing and helping us to earn Customers for Life by increasing our connectivity with customers and building deep and lasting relationships.
Building Our Media Business: the Albertsons Media Collective – Our digital platforms are working together to generate deeper customer engagement, increase digital inventory, and enrich our data to accelerate growth in the Albertsons Media Collective, or “The Collective.” Moving forward, we will continue to significantly invest in improving brand reach by building industry-leading technologies to deliver an easy-to-use, dynamic and transparent measurement model that improves our ability to define shopper audiences, run targeted media campaigns, compress campaign measurement timelines, and deliver consistent omni-channel execution. In addition, we expect to build new partnerships that add even more digital inventory and capabilities to our media offerings. We continue to expect The Collective to grow faster than the overall retail media market and to be one of the largest sources of fuel for reinvestment into our core business.
Enhancing the Customer Value Proposition – During my time with Albertsons, I’ve seen many consumer cycles, and as inflationary pressures grow, so do our customers’ desire for value. To address this, we are taking actions including working with our vendor partners to strategically invest in price in certain categories and certain markets. We are also innovating and enhancing the breadth of our loyalty program to provide immediate savings, additional benefits, and greater value to our members, while also amplifying our Own Brands presence to drive profitable unit growth and increase share of wallet.
Modernizing Capabilities through Technology and Artificial Intelligence – One of the key elements for our success is to use technology in everything we do. We have invested strategically to establish a best-in-class technology platform, with our core infrastructure in the cloud and a modernized scalable network. We continue to innovate to build a real-time comprehensive data platform designed to enable data science and artificial intelligence (“AI”). This advanced technology platform powers our eCommerce, store, pharmacy, supply chain, merchandising, and media collective operations, and will allow us to leverage emerging AI technologies to accelerate operational excellence. This transformation includes

Albertsons Companies	1	2025 Proxy Statement

building in-house technology solutions that enable a competitive advantage, such as empowering our merchants to optimize pricing decisions, using our recommendation capabilities to provide customers with personalized offers to complete their basket, and capitalizing on in-store vision AI to reduce inventory shrink and enhance product quality.
Driving Transformational Productivity – Our productivity engine is systematically improving the efficiency of our business and lowering our costs. From fiscal year 2025 through fiscal year 2027, we expect to deliver $1.5 billion in productivity savings, which we plan to invest in our growth initiatives and customer value proposition and will use to offset inflationary headwinds. The largest of these initiatives is leveraging our consolidated scale to enhance our buying power. In fiscal 2025, we are accelerating national buying on a category-by-category basis, resulting in lower costs and more efficient supplier relationships. We are also transforming our ways of working, including strategically consolidating divisions, rationalizing non-customer-facing headcount, and optimizing our onshore and offshore activities to both reduce costs and accelerate innovation in technology, AI capabilities, and data analytics. We are also rolling out a new warehouse management system and significantly investing in automation. Finally, in our store operations, we are leveraging new store replenishment, shrink management and labor productivity tools to drive enhanced efficiency, an improved customer experience, and deeper associate engagement.
Purpose in Action: Lifting Up Communities – In addition to continued investment in our Customers for Life strategy, we are committed to supporting causes that improve our customers’ lives. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including $40 million through our Nourishing Neighbors Program to ensure our neighbors and those impacted by disasters have the food they need to learn, grow, and succeed. In March 2025, we announced two significant new goals. As part of our Recipe for Change® impact framework, we announced an additional 1.5 billion meals by 2030 through a combination of surplus food donations from stores and funds raised by the Foundation and committed $10 million annually towards ending the cycle of hunger in our communities.
Finally, I want to express my gratitude and appreciation for our 285,000 associates who make all of this possible. Through my four decades in this business, I have seen firsthand the pride our associates take in our work and the ownership in every shift, every decision, and every customer interaction.
I am incredibly energized by our strategic pillars and the opportunity to drive positive impact for our associates, customers, and the communities we serve.
On behalf of our Board of Directors, thank you for your continued support, trust, and investment in Albertsons Companies.
Sincerely,

Susan Morris
Chief Executive Officer and Director

Albertsons Companies	2	2025 Proxy Statement

Notice of
2025 Annual Meeting of
Stockholders

June 20, 2025
Dear Stockholders:
The 2025 annual meeting of stockholders (“Annual Meeting”) of Albertsons Companies, Inc. (the “Company”, “Albertsons”, “we”, “ACI”, “our” or “us) will be held virtually on August 7, 2025, at 3:00 p.m. Mountain Daylight Time, for the purpose of voting on the following matters:
Proposals		Board Vote Recommendation
1.	To elect 11 directors to serve on our Board for a term of one year.	“FOR” each director nominee
2.	To ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2026.	“FOR”
3.	To conduct the annual (non-binding) advisory vote to approve our named executive officer compensation.	“FOR”
4-6.	To consider and vote on three stockholder proposals, if properly presented at the Annual Meeting.	“AGAINST” each proposal
7.	To transact any other business properly brought before the Annual Meeting.

Only stockholders of record of our Class A common stock, par value $0.01 per share (“Common Stock”) as of the close of business on June 11, 2025 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. Stockholders will receive the proxy statement, the form of proxy and the notice of internet availability of proxy materials on or about June 20, 2025.
Our Annual Meeting will be held virtually to facilitate stockholder attendance and participation from any location at minimal or no cost. Stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including the right to vote and ask questions through a virtual meeting platform.
See “Questions and Answers About the Annual Meeting and Voting” for information regarding how to attend the Annual Meeting and other details.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 7, 2025. THE PROXY STATEMENT AND THE 2024 FORM 10-K ARE AVAILABLE AT
http://materials.
proxyvote.com/

YOUR VOTE IS
IMPORTANT TO US.
Whether or not you plan to virtually attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form.

Albertsons Companies	3	2025 Proxy Statement

1	Letter from CEO
3	Notice of 2025 Annual Meeting of Stockholders
5	Forward-Looking Statements
6	Proxy Statement Summary
15	General Information
16	PROPOSAL 1: Election of Directors
16	Board Composition
16	Annual Meeting Slate
28	Corporate Governance
28	Director Qualifications, Expertise and Attributes
29	Leadership Structure
30	Board Independence
30	Board Composition
31	Role of Board in Risk Oversight
32	Board Meetings
32	Corporate Governance Policies and Charters
32	Code of Business Conduct and Ethics
33	Board Committees
37	Compensation Committee Interlocks and Insider Participation
37	Director Compensation
39	Communications with the Board
40	Our Impact Framework
42	Certain Relationships and Related Party Transactions
42	Related Party Transactions
43	PROPOSAL 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm
45	PROPOSAL 3: Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation
46	Compensation Discussion and Analysis
47	Leadership Transition in 2025
48	Fiscal 2024 Financial and Operational Highlights
49	2024 Say-on-Pay Result
49	Our Executive Compensation Philosophy
50	Pay Mix Emphasizes Performance
50	Executive Compensation Best Practices
51	Overview of Fiscal 2024 Executive Compensation
61	The Process of Setting Executive Compensation
62	Compensation Risk Assessment
63	Compensation Committee Report
64	Summary Compensation Table
66	Grants of Plan-Based Awards
67	Outstanding Equity Awards at Fiscal Year End
68	Option Exercises and Stock Vested
68	Nonqualified Deferred Compensation
69	Discussion of the Terms of the Employment Agreements with Our NEOs
73	CEO Pay Ratio
74	Pay Versus Performance Disclosure
77	Most Important Financial Performance Measures
78	Security Ownership of Certain Beneficial Owners and Management
80	Equity Compensation Plan Information
81	Delinquent Section 16(a) Reports
82	PROPOSAL 4-6: Stockholder Proposals
93	Questions and Answers About the Annual Meeting and Voting
98	Stockholder Proposals and Director Nominations for the 2026 Annual Meeting of Stockholders
99	Other Matters
99	Availability of Report on Form 10-K
99	Incorporation by Reference
99	Delivery of Documents to Stockholders Sharing an Address
100	Transfer Agent Information

Albertsons Companies	4	2025 Proxy Statement

Forward-Looking Statements
This proxy statement includes “forward-looking statements” within the meaning of the federal securities laws. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as “outlook,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements.
These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•
changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and uncertainty in international trade including recently announced and potential future tariffs;

•	changes in consumer behavior and spending due to the impact of macroeconomic factors;
•	changes in price of goods sold in our stores and cost of goods used in our food products due to changes in various state and federal government regulations;
•
our inability to execute on our standalone business and value-creating strategies following the termination of the merger agreement with Kroger due to prolonged uncertainties and restrictions on our business during the pendency of the merger;

•
litigation in connection with the previously pending merger and the termination of the merger agreement, resulting in ongoing costs, including costs that we may be required to pay in connection with the lawsuit against Kroger, or our inability to collect the $600 million termination fee from Kroger, and negative reactions from the financial markets and our suppliers, customers, and associates as a result of the litigation;

•	our ability to recruit and retain qualified associates who are critical to the success of our Customers for Life strategy;
•
failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;

•	changes in wage rates and ability to negotiate acceptable contracts with labor unions;
•	challenges with our supply chain;
•
operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and

•	changes in tax rates, tax laws, and regulations that directly impact our business or our customers.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors (as more fully described in our 2024 Form 10-K under Part I – Item 1A. Risk Factors).

Albertsons Companies	5	2025 Proxy Statement

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement and in our annual report on Form 10-K for the year ended February 22, 2025 (the “2024 Form 10-K”) as filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2025. You should read this proxy statement and the 2024 Form 10-K before voting.
Annual Meeting of Stockholders

DATE AND TIME August 7, 2025 3:00 p.m., Mountain Daylight Time	PLACE: www.virtualshareholdermeeting.com/ACI2025	RECORD DATE: June 11, 2025

We are holding the Annual Meeting in a virtual-only format. You will not be able to attend the Annual Meeting in person.
How to Vote

BY INTERNET	• Go to the website http://www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
• You will need the 16-digit number included on your proxy card.
BY TELEPHONE	• From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
• You will need the 16-digit number included on your proxy card.
BY MAIL	• Mark your selections on the proxy card.
• Date and sign your name exactly as it appears on your proxy card.
• Mail the proxy card in the enclosed postage-paid envelope provided to you.

See “Questions and Answers About the Annual Meeting and Voting” for information regarding attending the Annual Meeting.

Albertsons Companies	6	2025 Proxy Statement

Annual Meeting Agenda and Voting Roadmap

PROPOSAL 1:
Election of 11 Director Nominees

We are submitting 11 director nominees for election at our Annual Meeting. The nominees were recommended by our Governance, Compliance and ESG Committee (the “Governance Committee”) and our Board of Directors (the “Board”) approved the nominees for election. If elected, the directors will hold office until our 2026 annual meeting and serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal.

Our Board recommends a vote “FOR” each director nominee.

PROPOSAL 2:
Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit and Risk Committee (the “Audit Committee”) has appointed Deloitte and Touche LLP (“Deloitte and Touche”) to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2026.

Our Board recommends a vote “FOR” this proposal.

PROPOSAL 3:
Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing stockholders with an opportunity to cast an advisory vote on the compensation of our named executive officers (“NEOs”) as disclosed in the Compensation Discussion & Analysis (“CD&A”), the compensation tables, narrative discussion, and related footnotes included in this proxy statement.

Our Board recommends a vote “FOR” this proposal.

STOCKHOLDER PROPOSALS 4-6:
Stockholder Proposals, if properly presented at the Annual Meeting

Proposal 4: We are seeking your vote AGAINST the stockholder proposal requesting that Albertsons disclose specific food waste measurements. The proposal and our opposition statement can be found starting on page 83.

Proposal 5: We are seeking your vote AGAINST the stockholder proposal requesting that our Board issue a report on our human rights policy and human rights due diligence process. The proposal and our opposition statement can be found starting on page 86.

Proposal 6: We are seeking your vote AGAINST the stockholder proposal requesting that our Board issue a report on the risks of state policies restricting reproductive health care. The proposal and our opposition statement can be found starting on page 90.

Our Board recommends a vote “AGAINST” each proposal.

In addition, we will conduct any other business that may properly come before the Annual Meeting. See “Questions and Answers About the Annual Meeting and Voting” for more information.

Albertsons Companies	7	2025 Proxy Statement

Our Director Nominees
The following table provides summary information about each director nominee.
See Proposal 1 beginning on page 16 for more information on our Board and corporate governance.

Name, Age and Principal Occupation	Committee Membership					Relevant Skills & Experiences
	CC	AC	GC	TC	FC
Sharon Allen, 73 Former U.S. Chairman of Deloitte LLP Independent | Director Since 2015			Chair
Frank Bruno, 60 CEO and Chief Investment Officer of Cerberus Capital Management, L.P. Director Since 2025
James Donald*, 71 Former CEO and President of Albertsons Independent | Director Since 2019
Kim Fennebresque, 75 Former Senior Advisor to Cowen Group Inc. Independent | Director Since 2015	Chair
Allen Gibson, 59 Chief Investment Officer of Centaurus Capital LP Independent | Director Since 2018				Chair
Lisa Gray, 69 Vice Chair and Senior Legal Officer of Cerberus Operations & Advisory Company, LLC Director Since 2023
Sarah Mensah, 60 President of Jordan Brand at Nike Inc. Independent | Director Since 2023
Susan Morris, 56 CEO of Albertsons Director Since 2025
Alan Schumacher, 78 Former Member of the Federal Accounting Standards Advisory Board Independent | Director Since 2015		Chair
Brian Kevin Turner, 60 Chairman of Zayo Group and former COO of Microsoft Corporation Independent | Director Since 2020				Chair
Mary Elizabeth West, 62 Former Senior Vice President and Chief Growth Officer, The Hershey Company Independent | Director Since 2020					Chair

AC Audit Committee CC Compensation Committee FC Finance Committee GC Governance Committee TC Technology Committee	* Chair of the Board Corporate Governance Financial Literacy/Expertise Food and/or Retail Industry	Information Technology and Cybersecurity Mergers and Acquisitions & Financial Transactions Operations and/or Marketing Public Company Leadership/Other Public Company Board Service	Real Estate Risk Management Strategic Planning

Albertsons Companies	8	2025 Proxy Statement

Board Composition

Independence 73% Independent	Average Tenure 4.9 Years	Average Age 63 Years	Gender 45% female 55% male
8 of 11 director nominees are Independent	<3 Years: 37% 3-6 Years: 27% 7-10 Years: 36%	50-60 Years: 37% 61-70 Years: 36% >70 Years: 27%	Female: 5 Male: 6

Relevant Skills, Background & Expertise
Our Board nominees bring a blend of distinguished leadership, varied perspectives, strategic expertise and professional backgrounds that are relevant to our business and strategic goals, including:

Corporate Governance 9 directors	Financial Literacy/ Expertise 11 directors
Food and/or Retail Industry 5 directors	Information Technology and Cybersecurity 2 directors
Mergers and Acquisitions and Financial Transactions 3 directors	Operations and/or Marketing 6 directors
Public Company Leadership/ Other Public Company Board Service 9 directors	Real Estate 2 directors
Risk Management 11 directors	Strategic Planning 11 directors

Albertsons Companies	9	2025 Proxy Statement

Board Governance Highlights
Our adoption and prioritization of leading governance principles have helped us manage risk and sustain business success over the long term. Our core corporate governance practices include:

Majority Independent Board

Independent Standing Committees

Separate CEO and Chair

Board oversight of strategy and major organizational risks

Largest stockholder has representation on our Board and has director nomination rights	Board committees with focus on risk management, ESG, cybersecurity and AI	Annual Board and committee evaluations	Regular executive sessions during Board and committee meetings
Directors subject to stock ownership guidelines to align with long-term stockholder interests	No term limits or mandatory retirement age allowing directors to develop insight into the Company and its operations	Limitation on other board service	Directors regularly attend all Board and committee meetings
Unclassified Board and annual election of directors	Majority voting standard	Commitment to refreshing the Board with a variety of skills, backgrounds and expertise	High degree of interaction with management and Executive succession planning

Albertsons Companies	10	2025 Proxy Statement

Fiscal 2024 Business Overview

Albertsons Companies

Company fact sheet

Locally great. Nationally strong.

Albertsons Companies is a leading food and drug retailer in the United States, with both a strong local presence and national scale. Albertsons Companies is committed to bringing people together around the joys of food and inspiring well-being, and making a meaningful difference, neighborhood by neighborhood. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

2,270 retail stores

$80.4 billion in sales (FY 2024)

36+ million customers per week

One of the largest retail employers, providing approximately **285,000 jobs**

+24% Digital Sales

22 well-known banners

405 fuel stations

1,728 in-store pharmacies

22 distribution centers

19 manufacturing facilities

45+ million loyalty members

O organics · Lucerne · Signature Select

$16B+ Own Brands portfolio

Recipe for Change · Albertsons Companies

Nourishing Neighbors and company donations enabled **255 million meals** (FY 2024)

Albertsons Companies

With our Foundation in 2024 we donated more than **$435 million** in food & financial support (FY 2024)

We operate in **34 states** and the District of Columbia

Leadership

Vivek Sankaran	Chief Executive Officer (retired May 1, 2025)
Sharon McCollam	President & Chief Financial Officer
Anuj Dhanda	EVP, Chief Information & Transformation Officer
Omer Gajial	EVP, Chief Merchandising & Digital Officer
Susan Morris	EVP, Chief Operations Officer (appointed CEO May 1, 2025)
Tom Moriarty	EVP, M+A and Corporate Affairs
Evan Rainwater	EVP, Supply Chain & Manufacturing
Jennifer Saenz	EVP, Pharmacy & eCommerce
Mike Theilmann	EVP, Chief Human Resources Officer

albertsonscompanies.com

Company Banners

Safeway · Albertsons · Vons · Jewel Osco · ACME

Shaw's · Tom Thumb · United Supermarkets · United Express · Randalls

Albertsons Market · Pavilions · Star Market · Kings · Market Street · Haggen Northwest Fresh

Carrs · Andronico's Community Markets · Balducci's · Amigos · Lucky · Albertsons Market Street

Stats are as of Q4 / FY 2024 unless otherwise indicated

Albertsons Companies	11	2025 Proxy Statement

We have consistently achieved higher total returns as compared to the S&P 500 Retail Composite Index from June 26, 2020 (the date our Common Stock began trading on the NYSE) through the end of our 2024 fiscal year (February 22, 2025).
Comparison of Cumulative Total Return (Since Listing)

Albertsons Companies	12	2025 Proxy Statement

Executive Compensation Advisory Vote
The Compensation Committee structures our executive compensation program to attract, motivate, reward, and retain top talent to lead our Company’s efforts in increasing our competitive advantage and deliver exceptional financial performance and operating results. This includes building a solid foundation for long-term growth while consistently achieving strong near-term results.
We value the input and insights of our stockholders and are committed to ongoing engagement with them. As part of our executive compensation setting process, the Compensation Committee conducts an annual review of our compensation program and considers the most recent say-on-pay voting results. Our stockholders continue to show significant support for our executive compensation program, as evidenced by the 90.3% of votes cast in favor of our say-on-pay proposal at the 2024 annual meeting.
As a result of this strong endorsement, the Compensation Committee determined its existing compensation program closely aligned with the interests of our stockholders and decided to maintain its existing design. This alignment is achieved by directly linking compensation to Company and individual performance, as well as the achievement of key strategic goals.

How We Pay for Performance

We executed on our pay-for-performance philosophy in fiscal 2024 by:
• Providing competitive, market-driven total compensation to our NEOs
• Allocating a high percentage of annual target total compensation for our NEOs as variable and at risk
For Mr. Sankaran, 90% of target total compensation was variable of which 51% was performance-based
For our other NEOs, 82% of target total compensation was variable of which 48% was performance-based
• Setting quantifiable annual financial and operational targets to determine the cash bonus payout with a cap of 200% of target to promote performance and responsible risk practices
• Modifying the final annual cash bonus payout to our NEOs based on achievement against quantifiable key strategic goals in the Senior Leader Scorecard
• Tying earnings per share (“EPS”) goals and return on invested capital (“ROIC”) modifiers to our performance-based restricted stock units (“PBRSUs”) to drive Company performance

Albertsons Companies	13	2025 Proxy Statement

Sound Program Design
Our Compensation Committee has adopted industry-leading practices for executive compensation which enable us to drive our pay-for-performance philosophy. Key features of our program design include:

What We Do	What We Don’t Do

Provide competitive, market-driven total compensation

Balance mix of pay components with an appropriate focus on both short- and long-term performance measures

Use quantitative targets linked to Company financial and operational performance and strategic goals

Cap incentive payouts

Maintain robust stock ownership guidelines

Include fault and no-fault based recoupment or “clawback” policies in our compensation program

Include double-trigger clauses for change in control in employment agreements

Restrict short sales and other speculative trading on our Common Stock

Retain an independent compensation consultant that performs no other services for the Company

Provide automatic salary increases

Provide high levels of fixed compensation

Use metrics unrelated to our operational goals

Reward imprudent risk-taking

Guarantee annual cash bonuses

Provide executive-only retirement programs

Pay above market returns on any deferred compensation plan

Pay excessive perquisites

Provide tax gross-ups

See Proposal 3 beginning on page 45 for more information on our executive compensation.

Albertsons Companies	14	2025 Proxy Statement

General Information
Solicitation of Proxies
Our Board is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held virtually on August 7, 2025, at 3:00 p.m. Mountain Daylight Time. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is June 20, 2025.
Shares Outstanding and Voting Rights
As of the Record Date, 563,990,471 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote for each share held. Only holders of Common Stock as of the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Albertsons Companies	15	2025 Proxy Statement

PROPOSAL 1:
Election of Directors
Our Board recommends that stockholders vote “FOR” each nominee

Board Composition
Our Board is currently comprised of 11 members, each elected to serve a one-year term. The majority of our Board members are independent, and all three of our standing committees are independent.
Under the stockholders’ agreement, dated June 25, 2020 (the “Stockholders’ Agreement”) Cerberus Capital Management, L.P. (“Cerberus”), our largest stockholder, has the right to designate up to four directors for election to our Board. As of February 22, 2025, no other party to the Stockholders’ Agreement has the right to nominate a director or observer to the Board. The Cerberus designees are noted below.
Cerberus’ designation rights are tied to their ownership of Common Stock, which provides as follows:

Beneficial Ownership Percentage (Outstanding Shares)	Number of Director or Observer Designation Rights
at least 20%	4 directors
at least 10%	2 directors
at least 5%	1 director and 1 observer

Annual Meeting Slate
We are submitting 11 director nominees for election at our Annual Meeting to serve until our 2026 annual meeting or until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Any Board vacancies will be filled by a majority vote of the current directors. A director appointed to fill a vacancy, or a newly created directorship, will serve until the next annual meeting and until their successor is elected and qualified.
Our Board has nominated the following directors for election based on the Governance Committee’s recommendation. We have no reason to believe any nominee will be unable or unwilling to serve if elected. However, should any nominee become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board selects one. Below is the biographical information for each nominee as of the Record Date.

Albertsons Companies	16	2025 Proxy Statement

Sharon Allen Former U.S. Chairman of Deloitte LLP Age: 73 Director Since: 2015 Independent: Yes	Committees: Governance Committee (Chair) Audit Committee
PROFESSIONAL HIGHLIGHTS

•
Ms. Allen served in various leadership roles at Deloitte LLP (“Deloitte”) for nearly 40 years including serving as U.S. Chairman of Deloitte from 2003 until her retirement from that position in May 2011.

•
She served as a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011.

•
Among her other leadership roles at Deloitte, Ms. Allen was partner and regional managing partner responsible for audit and consulting services for various Fortune 500 and large privately held companies.

• Ms. Allen is a Certified Public Accountant (Retired).
OTHER BOARD ENGAGEMENT
• Ms. Allen has served on the board of Bank of America Corporation, a multinational investment bank and financial services holding company, since 2012.
• Ms. Allen served on the board of First Solar, Inc., a manufacturer of solar panels and a provider of utility-scale PV power plants and supporting services, from 2013 to 2022.
SKILLS AND QUALIFICATIONS

Ms. Allen's extensive accounting and audit experience greatly enhances our Board's oversight of financial performance and reporting. Her leadership and corporate governance experience at large public companies, including global governance and risk management, strengthens our Board's oversight of governance, compliance, strategic planning and risk management.

Albertsons Companies	17	2025 Proxy Statement

Frank Bruno CEO and Chief Investment Officer of Cerberus Age: 60 Director Since: 2025 Cerberus Designee Independent: No
PROFESSIONAL HIGHLIGHTS

•
Mr. Bruno is the CEO and Chief Investment Officer of Cerberus, a leading global investment management firm managing approximately $65 billion in assets for investment funds, managed accounts, and other investment entities in a wide variety of asset classes, including private credit equity, real estate and other types of investments.

• He previously served as Co-CEO of Cerberus, alongside Cerberus Co-Founder, Stephen Feinberg, from 2018 to 2025 and originally joined Cerberus in 1998.
OTHER BOARD ENGAGEMENT
• Mr. Bruno serves on private boards.
SKILLS AND QUALIFICATIONS

Mr. Bruno brings extensive leadership experience and strategic investment expertise to our Board. His deep understanding of global markets and investment strategies, coupled with his ability to drive strategic growth and manage complex investment portfolios, provides our Board with valuable insights into effective management practices, strategic planning and risk mitigation.

Albertsons Companies	18	2025 Proxy Statement

James Donald Former CEO and President of Albertsons Age: 71 Director Since: 2019 Independent: Yes	Chair of the Board
PROFESSIONAL HIGHLIGHTS
• Mr. Donald served as our President and CEO from September 2018 to April 2019, and as President and COO from March 2018 to September 2018.

•
Before joining Albertsons, Mr. Donald served as CEO and Director of Extended Stay America, Inc., a large North American owner and operator of hotels, and its subsidiary, ESH Hospitality, Inc. (together with Extended Stay America, Inc., “ESH”) from February 2012 to July 2015.

•
Prior to ESH, Mr. Donald served as President, CEO and Director of Starbucks Corporation, a multinational chain of coffeehouses and roastery reserves, President and CEO of regional food and drug retailer, Haggen Food & Pharmacy, Chairman, President and CEO of regional food and drug retailer Pathmark Stores, Inc., and various other senior and executive roles at Wal-Mart Stores, Inc., Safeway Inc. and Albertson’s, Inc.

OTHER BOARD ENGAGEMENT
• Mr. Donald has served on the board of Nordstrom, Inc. (“Nordstrom”), a leading fashion retailer since April 2020.
SKILLS AND QUALIFICATIONS

Mr. Donald's extensive experience in the retail industry, combined with his expertise in real estate and operations, and decades of leadership roles at consumer-focused companies, make him an indispensable member of our Board. His deep familiarity with the Company amplifies his ability to drive strategic initiatives and deliver exceptional results and his proven track record in leading successful retail operations ensure effective governance and adherence to best practices.

Albertsons Companies	19	2025 Proxy Statement

Kim Fennebresque Former Senior Advisor to Cowen Group Inc. Age: 75 Director Since: 2015 Independent: Yes	Committees: Compensation Committee (Chair) Audit Committee
PROFESSIONAL HIGHLIGHTS
• Mr. Fennebresque served as a senior advisor to Cowen Group Inc., a diversified financial services firm, from 2008 to 2020, and as its Chairman, President, and CEO from 1999 to 2008.

•
Prior to Cowen Group, Mr. Fennebresque led corporate finance and mergers and acquisitions at UBS, a global firm providing financial services, and was general partner and co-head of investment banking at Lazard Frères & Co., a leading financial advisory and asset management firm.

• From 2010 to 2012, Mr. Fennebresque served as chairman of Dahlman Rose & Co., LLC, a financial services company, and its CEO from July 2011 to August 2012.
• Mr. Fennebresque held various positions at First Boston Corporation, an investment bank acquired by Credit Suisse.
• Since 2017, Mr. Fennebresque has been a member of the Supervisory Board of BAWAG P.S.K., one of Austria’s largest banks, and as its Deputy Chairman since 2019.
OTHER BOARD ENGAGEMENT

•
Mr. Fennebresque has served on the boards of Ally Financial Inc., a financial services company, since May 2009, and BlueLinx Holdings Inc. (“BlueLinx”), a distributor of building products, since May 2013, including as its chairperson since 2016.

•
Mr. Fennebresque served on the boards of Ribbon Communications Inc., a provider of network communications solutions, from October 2017 to February 2020, Delta Tucker Holdings, Inc. (the parent of DynCorp International), a provider of defense and technical services and government outsourced solutions, from May 2015 to July 2017, and Rotor Acquisition Corp., a special purpose acquisition company, from November 2020 to June 2021.

SKILLS AND QUALIFICATIONS

Mr. Fennebresque's extensive leadership in the financial services industry and his deep insights into financial strategy and risk management brings a broad and diverse perspective to our Board. His strategic roles at several public companies and his proven ability to steer complex financial organizations underscore his commitment to governance, regulatory compliance and strategic initiatives--skills that significantly enhance our Board's effectiveness.

Albertsons Companies	20	2025 Proxy Statement

Allen Gibson Chief Investment Officer of Centaurus Capital LP Age: 59 Director Since: 2018 Cerberus Designee Independent: Yes	Committees: Technology Committee (Co-Chair) Governance Committee Finance Committee
PROFESSIONAL HIGHLIGHTS

•
Since April 2011, Mr. Gibson has served as the Chief Investment Officer of Centaurus Capital LP (“Centaurus”), a private investment partnership with interests in oil and gas, private equity, structured finance, and the debt capital markets.

• He has also served as the Investment Manager for the Laura and John Arnold Foundation since 2011.
• Prior to Centaurus, Mr. Gibson served as Senior Vice President in institutional asset management at Royal Bank of Canada from February 2008 to April 2011.
OTHER BOARD ENGAGEMENT
• Mr. Gibson serves on private company boards.
SKILLS AND QUALIFICATIONS

Mr. Gibson brings extensive expertise in investment management and capital markets, significantly enhancing our Board's oversight capabilities. His experience in strategic investment planning, risk management, and financial analysis strengthens our Board's ability to guide financial strategies and ensures sound decision-making. Additionally, his experience in managing large-scale investment portfolios and driving significant financial strategies supports the Board's ability to evaluate the Company's long-term financial health and governance practices.

Albertsons Companies	21	2025 Proxy Statement

Lisa Gray Vice Chair and Senior Legal Officer of Cerberus Operations & Advisory Company, LLC Age: 69 Director Since: 2023 Cerberus Designee Independent: No	Committees: Technology Committee Finance Committee
PROFESSIONAL HIGHLIGHTS

•
Ms. Gray serves as the Vice Chair and Senior Legal Officer for Cerberus Operations & Advisory Company, LLC, a global leader in alternative investing with a dedicated platform focused on supply chain integrity. She is also a member of Cerberus Capital Management’s office of general counsel and served as Cerberus’ general counsel from 2004 to 2015.

• Prior to Cerberus, Ms. Gray was the COO and general counsel of WAM!NET Inc., a Cerberus portfolio company.
• Ms. Gray previously served on the Board of Albertsons LLC and various of its subsidiary companies prior to the Company’s initial public offering (“IPO”) in 2020.
OTHER BOARD ENGAGEMENT
• Ms. Gray serves on the board of directors of various Cerberus portfolio companies.
SKILLS AND QUALIFICATIONS

Ms. Gray's extensive pre-IPO involvement with the Company and expertise in structuring and negotiating complex mergers and acquisitions provide valuable insights into the Company's strategic direction and growth. Her experience in managing debt restructurings and regulatory advocacy supports the Board in addressing financial and legal challenges. Additionally, her background in human resources, corporate communications, and governance enables well-informed decisions in strategic transactions and risk management, enhancing the Board's overall effectiveness.

Albertsons Companies	22	2025 Proxy Statement

Sarah Mensah President of Jordan Brand at Nike Inc. Age: 60 Director Since: 2023 Independent: Yes	Committees: Governance Committee Finance Committee
PROFESSIONAL HIGHLIGHTS

•
Ms. Mensah is the President of Jordan Brand at Nike Inc., the largest seller of athletic footwear and apparel in the world, where she is responsible for the Jordan Brand’s business operations. She has held key roles across Nike’s geographical and Jordan Brand businesses since joining Nike in 2013.

•
Prior to Nike, Ms. Mensah served as Senior Vice President and COO of the National Basketball Association’s Portland Trail Blazers, where she held increasingly responsible leadership positions for nearly two decades.

OTHER BOARD ENGAGEMENT
• Ms. Mensah serves on private company boards.
SKILLS AND QUALIFICATIONS

Ms. Mensah brings extensive leadership experience to our Board with deep expertise in operations, marketing and branding. Her success in improving financial viability through brand management and strategic growth provides the Board with valuable insights into optimal financial and operational strategies that drive transformation and continuous improvement across the Company.

Albertsons Companies	23	2025 Proxy Statement

Susan Morris CEO of Albertsons Age: 56 Director Since: 2025 Independent: No
PROFESSIONAL HIGHLIGHTS

•
Ms. Morris has served as our CEO and Director since May 2025 and as our Executive Vice President and Chief Operations Officer from 2018 to 2025 during which she led the Company’s retail operations and oversaw more than 2,200 stores across 35 states.

•
Ms. Morris held several executive roles of increasing responsibility, including Executive Vice President of Regional Operations, Division President in two markets, and various other leadership roles across merchandising and operations.

•
Also during her 40-year tenure with the Company, Ms. Morris served as Senior Vice President of Sales and Merchandising and Vice President of Customer Satisfaction at Supervalu, as well as Vice President of Operations at Albertsons.

OTHER BOARD ENGAGEMENT
• Ms. Morris has served on the board of IDACORP, Inc., the holding company of Idaho Power Company, a regulated electric utility, since May 2023.
SKILLS AND QUALIFICATIONS

Ms. Morris brings deep knowledge of the Company’s retail operations, honed through decades of strategic leadership across divisions and regions. Her expertise is essential for driving strategic growth and enhancing operational efficiency on the Board. Ms. Morris’ industry recognition further underscores her influence and leadership beyond Albertsons, further enhancing her ability to contribute valuable insights and guidance to the Board.

Albertsons Companies	24	2025 Proxy Statement

Alan Schumacher Former Member of the Federal Accounting Standards Advisory Board Age: 78 Director Since: 2015 Independent: Yes	Committees: Audit Committee (Chair) Governance Committee
PROFESSIONAL HIGHLIGHTS

•
Mr. Schumacher spent 23 years at American National Can Corporation and American National Can Group, serving as Executive Vice President and CFO from 1997 until his retirement in 2000, and as Vice President, Controller and Chief Accounting Officer from 1985 to 1996.

• Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 to June 2012.
OTHER BOARD ENGAGEMENT

•
Mr. Schumacher has been a board member of Warrior Met Coal, Inc. (“Warrior Met Coal”), a leading producer and exporter of metallurgical coal for the global steel industry since April 2017, and Evertec Inc. (“Evertec”), a leading electronic transactions and technology company in Latin America since 2015.

• Mr. Schumacher serves on the audit committees of both Warrior Met Coal and Evertec.
• Mr. Schumacher previously served on the boards of BlueLinx from 2004 to 2021 and School Bus Holdings Inc., an indirect parent of school-bus manufacturer Blue Bird Corporation from 2008 to 2023.
SKILLS AND QUALIFICATIONS

Mr. Schumacher's deep understanding of accounting principles, coupled with his leadership roles on various public company boards, enhances our Board's oversight of compliance and governance. His extensive experience in financial reporting oversight, and risk management strengthen our Board's role in directing high standards of transparency and accountability across the Company.

Albertsons Companies	25	2025 Proxy Statement

Brian Kevin Turner Chairman of Zayo Group and former COO of Microsoft Corporation Age: 60 Director Since: 2020 Cerberus Designee Independent: Yes	Committees: Technology Committee (Co-Chair) Compensation Committee
PROFESSIONAL HIGHLIGHTS
• Mr. Turner has served as the Chairman of Zayo Group, which is one of the largest providers of dark fiber and bandwidth to the world’s most impactful companies, since June 2020.
• He served as President and CEO of Core Scientific, an emerging leader in blockchain and artificial intelligence infrastructure, hosting, and transaction processing, from July 2018 to May 2021.
• He served as Vice Chairman and Senior Advisor to our Company’s CEO from August 2017 to February 2020.
• From August 2016 to January 2017, Mr. Turner served as CEO of Citadel Securities and Vice Chairman of Citadel LLC (“Citadel”), global financial institutions.

•
Prior to Citadel, Mr. Turner served as COO of Microsoft Corporation, an American multinational technology corporation, from 2005 to 2016, and as CEO and President of Sam’s Club, an American chain of membership-only retail warehouse clubs owned and operated by Walmart Inc. (“Walmart”), from 2002 to 2005.

• Between 1985 and 2002, Mr. Turner held several positions of increasing responsibility with Walmart, including Executive Vice President and Global Chief Information Officer from 2001 to 2002.
OTHER BOARD ENGAGEMENT
• Mr. Turner was a member of the board of Nordstrom from 2010 to 2020.
SKILLS AND QUALIFICATIONS

Mr. Turner’s expertise in technology, including cybersecurity and artificial intelligence, is crucial to help carry out the Board’s strategic initiatives. His strong track record of results and execution excellence, combined with his operational leadership in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations enhance our Board's ability to guide and monitor the Company's technological advancements, operational efficiency, and overall business strategy.

Albertsons Companies	26	2025 Proxy Statement

Mary Elizabeth West Former Senior Vice President and Chief Growth Officer, The Hershey Company Age: 62 Director Since: 2020 Independent: Yes	Committees: Finance Committee (Chair) Compensation Committee Governance Committee
PROFESSIONAL HIGHLIGHTS
• Ms. West serves as a Senior Advisor at McKinsey & Company.

•
Ms. West served as the Senior Vice President and Chief Growth Officer of The Hershey Company (“Hershey”), one of the largest chocolate manufacturers in the world, from May 2017 to January 2020, driving growth, marketing, innovation, R&D, and M&A, and expanding the Company’s offerings beyond chocolate into snacks.

•
Prior to Hershey, Ms. West served as Executive Vice President and Chief Customer and Marketing Officer at J.C. Penney Company, Inc., an American department store chain, after serving on its board from November 2005 to May 2015.

•
From 2012 to 2014, Ms. West served as Executive Vice President, Chief Category and Marketing Officer of Mondelez International, Inc., the snack foods division spun off from Kraft Foods, Inc. (“Kraft Foods”) in 2012.

•
Ms. West began her career at Kraft Foods, serving in various capacities of increasing responsibility over the course of her 21-year tenure, including as Chief Marketing Officer in 2007. Ms. West worked with some of the food industry’s most iconic brands such as Kraft Macaroni and Cheese, Oreo, and Maxwell House coffee.

OTHER BOARD ENGAGEMENT
• Ms. West has served on the boards of Hasbro, Inc. a global play and entertainment company, since June 2016 and Lowe’s Inc., a home improvement retailer, since April 2021.
SKILLS AND QUALIFICATIONS

Ms. West’s proven track record of innovation and transformation in retail, combined with her extensive experience in the food and retail industries, provides our Board with critical insights into strategic planning, brand building, and operational efficiency. Additionally, her tenure and leadership on other public company boards strengthen our Board’s ability to oversee the Company’s long-term financial goals and governance practices.

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Corporate Governance
Director Qualifications, Expertise and Attributes
Our Governance Committee plays a critical role in facilitating director assessments and identifying the necessary skills and expertise required for effective Board service, as outlined in our Corporate Governance Guidelines. The Committee is responsible for screening, selecting and recommending candidates for Board approval, including those nominated by stockholders. While the Board has not set minimum qualifications or mandatory skills for candidates, it seeks a well-rounded balance of knowledge, experience and capability.
In evaluating potential candidates, the Governance Committee considers various factors, including corporate governance experience, board membership at other publicly-held companies, familiarity with the Company, expertise in specific operational areas, financial market expertise, professional background, existing commitments, and independence as defined by NYSE listing standards and the Exchange Act. Candidates are also expected to possess essential qualities of intelligence, honesty, character, good judgment, high ethics, integrity, fairness, and responsibility. The Committee also considers the past attendance, participation, and contributions of incumbent directors before re-nomination and evaluates candidates recommended by other Board members, management, and stockholders. The Committee may also engage professional search firms to conduct targeted searches for well-qualified candidates with specific or complementary skills and backgrounds. All candidates, including those nominated by stockholders, undergo this review process.
Frank Bruno was designated by Cerberus for election pursuant to the Stockholders Agreement in February 2025, following the resignation of Stephen Feinberg. Mr. Feinberg had succeeded Chan Galbato as the Cerberus designee in November 2024. Additionally, Susan Morris was appointed to the Board following Vivek Sankaran’s retirement on May 1, 2025.
We believe that all directors meet the qualifications outlined in our Corporate Governance Guidelines, contributing to a highly engaged and collaborative Board. Our directors bring a diverse range of attributes, qualifications, experiences, and skills that collectively provide an effective mix of viewpoints and knowledge, driving the Board’s success.
The following matrix highlights specific skills and expertise of each director nominee. Please note that the absence of a mark does not imply a lack of qualification or skill. For a detailed view of their broader experience and qualifications, please refer to their biographies beginning on page 17.

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Director
Experience	Sharon Allen	Frank Bruno	James Donald	Kim Fennebresque	Allen Gibson	Lisa Gray	Sarah Mensah	Susan Morris	Alan Schumacher	Brian Kevin Turner	Mary Elizabeth West
Financial Literacy/ Expertise
Corporate Governance
Risk Management
Public Company Leadership/Service
Food and/or Retail Industry
Operations and/or Marketing
Strategic Planning
Real Estate
Information Technology and Cybersecurity
Mergers & Acquisitions and Financial Transactions

Leadership Structure

James Donald
Chairman of the Board

Key Responsibilities:
- Presides over meetings of the Board
- Focuses on Board oversight and governance matters
- Provides independent Board leadership through regular non-management executive sessions

Susan Morris
Chief Executive Officer

Key Responsibilities:
- Defines and drives long-term corporate strategy and growth
- Leads and oversees execution of Albertsons’ strategic initiatives and financial and operational goals
- Builds, develops, and leads the senior management team

The Board believes that having a non-executive and independent Chair is currently in the best interests of the Company and its stockholders. However, the Board maintains the flexibility to change this structure in response to changing circumstances to ensure that the leadership structure remains effective and responsive to the Company’s needs. The Nominating Committee reviews the Board structure on an annual basis.
Separating the CEO and Chair roles ensures a balance of power and enhances the Board’s oversight capabilities. This structure allows the CEO to focus on managing the Company, while the Chair leads the Board in its governance and oversight responsibilities, promoting effective decision-making and accountability. Our Board has appointed Mr. Donald, an independent director, as Chairman.1 He presides over our Board meetings and performs all duties outlined in our Corporate Governance Guidelines. Since Mr. Donald is not a member of management, we do not have a Lead Director.
The Board maintains independent oversight of business risks, long-term strategies, annual plans and corporate priorities through the Chairman’s role, Board committees, and regular non-management executive sessions. This structure ensures thorough discussions, effective management oversight, and serves our stockholders’ best interests.
[1]	Chan Galbato served as co-chair of the Board along with Mr. Donald during fiscal 2024 until his resignation from the Board in October 2024.

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Executive Sessions of Non-Management Directors
Our non-management directors hold executive sessions at each regularly scheduled Board and Committee meetings and other meetings, as needed. The Chairman presides over these sessions and, in his absence, the non-management directors will choose another director to lead the session.
Board Independence
The Board, in coordination with the Governance Committee, and with assistance from the Company’s legal counsel, reviewed the applicable NYSE tests to determine the independence of our Board members. Based on this review, the Board affirmatively determined that Mmes. Allen, Mensah and West and Messrs. Donald, Fennebresque, Gibson, Turner and Schumacher are (a) independent under the applicable NYSE rules and Rule 10A-3(b)(1) of the Exchange Act, (b) Mme. Allen and Messrs. Fennebresque and Schumacher meet all applicable requirements for membership on the Audit Committee, and (c) Mme. Allen and Messrs. Fennebresque and Schumacher qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of Regulation S-K and satisfy NYSE’s financial experience requirements.
Board Composition
The Governance Committee seeks candidates with a variety of backgrounds, skills and experiences. In appointing board members, our Board considers the range of talents, experience and expertise needed to complement those currently represented. Our directors bring a broad set of skills, experiences and viewpoints that are crucial for driving our strategy as the market and competitive landscape evolve. During fiscal 2024, the Board appointed two new directors, both of whom were Cerberus designees. Mr. Feinberg was appointed to replace the vacancy following Mr. Galbato’s resignation, and Mr. Bruno succeeded Mr. Feinberg as the Cerberus designee following Mr. Feinberg’s resignation. Ms. Morris was added to the Board in fiscal 2025, following Mr. Sankaran's retirement.

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Role of Board in Risk Oversight
The Board is actively involved in managing and overseeing Company-wide risks. To enhance their oversight, the Board delegates specific oversight responsibilities to its committees based on their areas of focus.
The Board ensures that management’s development and execution of the Company’s strategy includes comprehensive risk management. The Board and its committees work closely with management to provide oversight, review, and guidance on long-term strategy, risks, and opportunities. Management benefits from the diverse insights and expertise of our directors. Senior management and other leaders provide the Board quarterly updates on business and strategy, which also reviews the alignment of the Company’s budget and capital plan with its strategic goals. Each committee reports to the full Board at every meeting on the issues discussed and actions taken.
Key oversight areas of the Board are outlined below.

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Board Meetings
During fiscal 2024, our Board met ten times and acted five times via written consent. All directors except Mr. Turner attended at least 75% of all Board and committee meetings during fiscal 2024. Mr. Turner fell short of the 75% attendance threshold, attending only 71% of Board and Committee meetings, due to an unavoidable conflict on a day with multiple meetings.
Pursuant to our Corporate Governance Guidelines, absent extraordinary circumstances, each director is expected to attend our annual meeting of stockholders. All except three directors attended our annual meeting in 2024.
Corporate Governance Policies and Charters
Our corporate governance framework is designed to ensure that our Board has the authority and procedures in place to provide appropriate oversight, review and evaluation of our business operations and to make decisions independent of management. The Board regularly reviews and updates our corporate governance framework based on, among other things, annual assessments by the Board and its committees, governance best practices, and regulatory developments.
The following documents make up our corporate governance framework:

• Corporate Governance Guidelines • Audit and Risk Committee Charter (“Audit Committee Charter”)	• Governance, Compliance and ESG Committee Charter (“Governance Committee Charter”) • Compensation Committee Charter (“Compensation Committee Charter”)	• Finance Committee Charter (“Finance Committee Charter”) • Technology Committee Charter (“Technology Committee Charter”)

Copies of the above policies and guidelines are available on our website at https://www.albertsonscompanies.com/investors under the “Governance” tab.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to directors, executive officers, and associates. The Code of Conduct sets forth our policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Conduct for executive officers and directors that has been approved by our Board. The Code of Conduct is available on our website at https://albertsonscompanies.com/investors under the “Governance” tab and is also available in print to any stockholder upon request.

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Board Committees
Our Board currently has five committees – Audit, Compensation, Governance, Technology, and Finance. The current composition of each of the committees is set forth below.

Board Members	Audit	Compensation	Governance	Technology	Finance
Sharon Allen*			Chair
Frank Bruno
James Donald*
Kim Fennebresque*		Chair
Allen Gibson*				Chair
Lisa Gray
Sarah Mensah*
Susan Morris
Alan Schumacher*	Chair
Brian Kevin Turner*				Chair
Mary Elizabeth West*					Chair

Member	* Independent Director

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Audit Committee	3 Members: Alan Schumacher (Chair) Kim Fennebresque Sharon Allen	Meetings in Fiscal 2024: 4

The Audit Committee ensures open communication between the Board, the independent auditor and management. Our Board has affirmatively determined that all three members of the Audit Committee qualify as “audit committee financial experts” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and meet the independence standards of the NYSE and the SEC for audit committees.
The Audit Committee operates under the Audit Committee Charter, which outlines the purpose and responsibilities of this committee.
AUDIT COMMITTEE FUNCTIONS
Some of the key functions of the Audit Committee include:
•
assisting the Board in its oversight responsibilities regarding (1) the quality and integrity of our financial statements, financial accounting policies and financial reporting processes, (2) the performance of our internal audit function, (3) enterprise risk management, including major financial risk exposure, (4) the adequacy and effectiveness of our systems of internal control and (5) our accounting and auditing processes generally;

•	appointing, retaining, approving compensation for, evaluating, and replacing our independent auditor;
•	approving audit and non-audit services to be performed by the independent auditor; and
•
establishing procedures for the receipt, retention, and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through our whistleblower hotline.

The Audit Committee meets on a quarterly basis with Company management and Deloitte and Touche to review, discuss, and approve (as applicable) among other items, the earnings press release, the Company’s unaudited or audited financial statements related to the quarter and the fiscal year, any changes in significant accounting policies and their impact on the Company’s financial statements, and the Company’s internal controls. The Audit Committee also meets regularly with Deloitte and Touche in executive sessions outside the presence of members of management. Additionally, the Audit Committee meets quarterly with the Company’s internal audit management team to review and discuss the internal audit plan, reports, and significant matters identified by the internal audit team.
The Board has also delegated its authority to approve related party transactions to the Audit Committee. Management must present all potential related party transactions to the Audit Committee for approval. The Audit Committee approves or ratifies these transactions based on whether they are fair and in the best interest of the Company. For more details, see “Certain Relationships and Related Party Transactions” for related party transactions during fiscal 2024.

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Compensation Committee	Members: Kim Fennebresque (Chair) Brian Kevin Turner Mary Elizabeth West	Meetings in Fiscal 2024: 4

Our Board has affirmatively determined that each Compensation Committee member meets the NYSE independence standards and qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. The Compensation Committee operates under the Compensation Committee Charter, which outlines the purpose and responsibilities of the committee.
COMPENSATION COMMITTEE FUNCTIONS
Some of the key functions of the Compensation Committee include:
•
periodically reviewing and making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

•	reviewing with the Board an annual evaluation of the performance of the CEO and determining and approving CEO compensation based on such evaluation;
•
determining and approving the compensation of the non-CEO NEOs and reviewing the compensation of certain other executive officers (including reviewing and approving salaries, target bonus percentages, incentives, and equity);

•
administering the Company's various incentive compensation plans (including equity-based compensation), establishing performance metrics, determining incentive payouts and the granting of equity awards to associates and executive officers;

•	reviewing and making recommendations to the Board regarding Board and committee compensation;
•	developing a succession planning program for the CEO and senior management;
•	reviewing, discussing and approving the Company’s CD&A and related executive compensation information for inclusion in the Company’s proxy statement; and
•	periodically reviewing management’s culture and workforce policies and initiatives.

Albertsons Companies	35	2025 Proxy Statement

Governance Committee	Members: Sharon Allen (Chair) Allen Gibson Alan Schumacher Mary Elizabeth West Sarah Mensah	Meetings in Fiscal 2024: 3

Our Board has affirmatively determined that each Governance Committee member meets the NYSE independence standards. The Governance Committee operates under the Governance Committee Charter, which outlines the purpose and responsibilities of this committee.
GOVERNANCE COMMITTEE FUNCTIONS
Some of the key functions of the Governance Committee include:
•	identifying individuals qualified to become Board members and evaluating candidates for Board membership;
•	recommending director nominees for election at the annual stockholder meeting and/or filling any Board or committee vacancies;
•	reviewing director independence and suitability for continued service in accordance with listing, governance and other regulatory requirements;
•	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines on an annual basis;
•	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;
•	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;
•	periodically reviewing and making recommendations regarding the composition and size of the Board or each of the Board’s committees;
•
providing oversight and recommendation to the Board regarding effectiveness of the Company’s ethics and compliance programs, governance framework, non-financial risk management and any significant legal or regulatory compliance exposure; and

•	providing oversight and recommendation to the Board regarding the Company’s ESG strategy, initiatives, and policies.

Technology Committee	Members: Allen Gibson (Co-Chair) Brian Kevin Turner (Co-Chair) Lisa Gray	Meetings in Fiscal 2024: 3

The Technology Committee is governed by the Technology Committee Charter, which outlines the purpose and responsibilities of the committee.
TECHNOLOGY COMMITTEE FUNCTIONS
Some of the key functions of the Technology Committee are the following:
•	reviewing the Company’s technology strategy and emerging technology issues and trends such as AI, that may impact the Company’s business;
•	overseeing the Company’s technology planning and development process to support the Company’s growth objectives;
•	overseeing the Company’s technology competitiveness, including its focus on leadership and talent acquisition and development; and
•	overseeing the Company’s technology risk management, including the Company’s programs, policies, practices and safeguards for information technology, cybersecurity and data security.

Albertsons Companies	36	2025 Proxy Statement

Finance Committee	Members: Mary Beth West (Chair) Allen Gibson Lisa Gray Sarah Mensah	Meetings in Fiscal 2024: 3

The Finance Committee is governed by the Finance Committee Charter, which outlines the purpose and responsibilities of the committee.
FINANCE COMMITTEE FUNCTIONS
Some of the key functions of the Finance Committee include:
•
overseeing the Company’s financial and investment policies, including those related to short- and long-term financing, issuance of the Company’s capital stock and share repurchases, policies and guidelines related to the Company’s capital structure and derivates or hedging transactions;

•	reviewing strategies and plans for significant transactions and investments in securities issues by third parties;
•	approving significant borrowings and issuances of debt or security;
•	reviewing the adequacy of insurance and self-insurance programs, including its directors’ and officers’ liability coverage;
•	monitoring the Company’s investor relations program, including significant relationships with financial institutions and rating agencies; and
•	reviewing, approving and recommending to the Board plans for capital expenditures and significant capital investments.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee have been officers or employees of the Company at any time during the past year. Additionally, none of our executive officers serve on the compensation committee or board of directors of any other entity where an executive officer of that entity is a member of our Board or Compensation Committee.
Director Compensation
Our director compensation program aims to attract and fairly compensate highly qualified, non-management directors. The Compensation Committee conducts a comprehensive annual review and assessment of the Company’s director compensation program including a comparison to director compensation at similarly situated peer companies. This analysis is provided to the Committee by its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).
Following its review in February 2024, the Compensation Committee determined that the director compensation program was aligned with the market and in light of both current market positioning and the previously pending merger with Kroger, the Committee recommended no changes to the program.
Annual Cash Compensation
The cash compensation of the non-management directors for fiscal 2024 was as follows:

Role	Annual Cash Retainer
Non-Management Board Chair	$200,000
Non-Management Board Member	$125,000

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Committee	Chairperson	Member
Audit	$50,000	$25,000
Compensation	$40,000	$20,000
Finance	$40,000	$20,000
Governance	$40,000	$20,000
Technology	$40,000	$20,000

Annual cash retainers are paid in four equal installments at the end of each quarter for services rendered during the quarter. We do not provide meeting fees but reimburse all our directors for reasonable documented out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.
In addition to annual cash retainers, the non-management directors receive an annual grant of time-based restricted stock units (“TBRSUs”) valued at $145,000. The number of TBRSUs is calculated by dividing $145,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. The grant date is the first business day of the fiscal year, and the vesting date is the last day of the corresponding fiscal year. If our Board declares a dividend, each unvested TBRSU is eligible to receive a dividend equivalent right (“DER”) which vests according to the same schedule as the underlying unit. Accrued but unvested DERs will also receive DERs from subsequent dividends, crediting the director’s account with additional TBRSUs equal to the cash dividend they would have received if the TBRSUs had been vested on the dividend record date.
Director Share Retention Guidelines
The Board has also adopted Non-management Director Share Retention Guidelines to align the interests of its non-management directors with the interests of the Company’s stockholders. Each non-management director must, during his or her service on the Board, retain at least 50% of the shares of Common Stock received as a result of equity or equity-based awards. As of June 20, 2025, all our directors were in compliance with our policy.
Fiscal 2024 Director Compensation
The following table sets forth summary information regarding the compensation of our non-management directors for fiscal 2024. Vivek Sankaran, our CEO at the time, did not receive any compensation for his Board service - See “Compensation Discussion and Analysis” for his compensation.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Sharon Allen	$190,000	$144,994	$334,994
Frank Bruno(1)	N/A	N/A	N/A
James Donald	$301,310	$144,994	$446,304
Kim Fennebresque	$190,000	$144,994	$334,994
Allen Gibson	$205,000	$144,994	$349,994
Lisa Gray	$165,000	$144,994	$309,994
Sarah Mensah	$165,000	$144,994	$309,994
Alan Schumacher	$195,000	$144,994	$339,994
Brian Kevin Turner	$185,000	$144,994	$329,994
Mary Elizabeth West	$165,000	$144,994	$309,994
Former Directors
Chan Galbato(3)	$167,203	$144,994	$312,197
Stephen Feinberg(4)	N/A	$48,333	$48,333

(1)	Mr. Bruno was appointed to the Board February 21, 2025, a day before the end of fiscal 2024 and did not receive any fees or a fiscal 2024 stock award.
(2)
Reflects the grant date fair value calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (ASC 718). See Notes 1 and 9 – Equity-Based Compensation in our 2024 Form 10-K for a discussion of the assumptions used in determining the grant date fair value of these share-based awards, including forfeiture assumptions and the period over which the Company will recognize the compensation expense for such awards. See “Security Ownership of Certain Beneficial Owners and Management” for total ownership of each of the directors as of the Record Date.

(3)	Mr. Galbato resigned on October 22, 2024. The Compensation Committee approved the full vesting of his 2024 TBRSU award.
(4)	Mr. Feinberg resigned on November 21, 2024. He declined the annual cash retainer and his 2024 TBRSU award was forfeited upon his resignation from the Board.

Albertsons Companies	38	2025 Proxy Statement

Communications with the Board
As stated in our Corporate Governance Guidelines, any stockholder or other interested party who wishes to communicate with the Board, its Chairman, a committee, the non-employee directors, or any individual director in his or her capacity as such may direct such communication in writing to the following address:
Albertsons Companies, Inc.
c/o Corporate Secretary
250 Parkcenter Blvd.
Boise, Idaho 83706
The Corporate Secretary will forward the communication to the appropriate group or individual except for correspondence which is not more suitably directed to management or items of the following nature – advertising, promotions of a product or service, patently offensive material and matters completely unrelated to the Board’s functions, Company performance, Company policies or items that could not reasonably be expected to affect the Company’s public perception.

Albertsons Companies	39	2025 Proxy Statement

Our Impact Framework
As a long-standing neighborhood grocer, we believe we have an ongoing commitment to leverage our resources and expertise to support the communities we serve and the planet we share. Our Board is deeply committed to this effort and the Governance Committee provides oversight to ensure that the Company’s strategy is appropriate, takes account of material risks, and is likely to deliver results.
Our impact framework, Recipe for Change, is based on three pillars: The Products We Sell; The Communities We Serve; and The Planet We Share.

Products We Sell

Reducing food waste going to landfills has been a long-standing priority across our stores, distribution centers, and manufacturing plants. Our strategy to reduce food waste is broken into three main workstreams: preventing food waste, donating edible food, and diverting inedible food waste.
We leverage a variety of innovative methods and technologies to prevent food waste, including solutions that improve our ordering and production forecasts. At the end of fiscal 2024, nearly 98% of our stores were donating on a weekly basis to a variety of food recovery organizations and donated more than 110 million pounds of food to our local Feeding America partners. When food cannot be donated, we have organic waste diversion services for most of our stores, and during fiscal 2024 we diverted over 325 million pounds of food from landfills.
We are also working to increase the circularity of our Own Brands packaging by improving the recyclability, reusability and compostability of product packaging as well as incorporating post-consumer recycled content into plastic packaging. As part of our efforts to help keep recyclable plastic and packaging out of the landfill, we include recycling instructions on Own Brands packaged products and tens of thousands of store-made items.

Communities We Serve

We’re at our best when we are stewards of our communities, and we are continually working to help our associate and customer communities thrive. As one of the largest food and drug retailers in the U.S., we recognize that our success and ability to delight our customers lies in the engagement of our associates. We remain committed to attracting, developing and retaining associates by fostering a culture of inclusion and belonging, investments in talent development and supporting the personal health and well-being of associates and their families.
We work to address hunger locally by enabling meals through our store food donation program and the Nourishing Neighbors Program of our Foundation. Through these initiatives, we met our goal to enable 1 billion meals by 2030 seven years early and have announced a new goal to enable an additional 1.5 billion meals between 2024 and 2030. In fiscal 2024, we enabled 255 million meals.
We look to support our communities during times of need. Through our “We Care” fund we provided more than $1.5 million to help over 800 associates who were personally impacted by natural disasters and personal hardships in fiscal 2024. Additionally, the Nourishing Neighbors Program raised more than $6 million to aid those affected by the wildfires in Southern California.

Albertsons Companies	40	2025 Proxy Statement

Planet We Share

As part of our commitment to promote a healthy environment for future generations, we are working to reduce our carbon footprint in line with standards set by the Science Based Targets initiative (“SBTi”), by addressing emissions from our operations and the use of sold goods. We are also engaging suppliers to set their own science-based targets.
To further our carbon emission reductions, we are continuing to improve our energy efficiency, enhance our refrigeration infrastructure and increase the use of renewable energy. During fiscal 2024, we completed more than 600 energy efficiency projects and more than 60 projects to transition stores to refrigerants with lower global warming potential. We expect to publish our carbon emission calculations for fiscal 2024 in our 2025 Recipe for Change Report.
We are also continuing to improve on diverting operational waste from landfills. During fiscal 2024, we recycled over 790 million pounds of cardboard and 25 million pounds of plastic bags and film.

Albertsons Companies	41	2025 Proxy Statement

Certain Relationships and Related Party Transactions
The following discussion is a summary of certain material arrangements, agreements and transactions we had with related parties during fiscal 2024. These transactions include, among others, professional advisory, consulting and other corporate services.
Our Board has adopted a written policy (the “Related Persons Transaction Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the Audit Committee. Under the Related Persons Transaction Policy, a “Related Party Transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) we or any of our subsidiaries is a participant and (3) any related party has or will have a direct or indirect material interest.
Prior to the Company entering into any Related Party Transaction, it is reported to the Company’s General Counsel who undertakes an evaluation of the Related Party Transaction. The General Counsel then reports the findings of the evaluation to the Audit Committee, including a summary of material facts. The Audit Committee reviews the material facts of all Related Party Transactions which require the Audit Committee’s approval. It then either approves or disapproves these transactions, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the Audit Committee and it is not possible to convene a meeting, the Chairman of the Audit Committee will evaluate the appropriateness of the transaction. If deemed appropriate, the Chairman will approve the transaction and present to the Audit Committee for ratification at the next regularly scheduled meeting. In the event the Audit Committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In the event the Company becomes aware of a Related Party Transaction that was not previously approved or ratified under the Related Persons Transaction Policy, the Company will promptly notify the Chairman of the Audit Committee, and the Audit Committee (or, if it is not practicable for the Company to wait for the Audit Committee to consider the matter, the Chairman) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken. The Chairman will report to the Audit Committee at the next regularly scheduled meeting of the Audit Committee any actions taken under the Related Persons Transaction Policy. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to the Board, any action the Audit Committee deems appropriate.
Related Party Transactions
We paid Cerberus Technology Solutions, an affiliate of Cerberus, fees totaling approximately $4.0 million during fiscal 2024 for information technology advisory and implementation services in connection with modernizing our information systems.
Fees paid to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus, for consulting services aimed at improving the Company’s operations were immaterial during fiscal 2024.
Duane Morris, spouse of Susan Morris, our Chief Executive Officer, owns 50% of Catalyst Retail Solutions (“Catalyst”), a food brokerage company. Mr. Morris represented manufacturers of items sold in select Company stores totaling approximately $6 million in cost. Catalyst received approximately $240,000 as consulting fees from the manufacturers during fiscal 2024.

Albertsons Companies	42	2025 Proxy Statement

PROPOSAL 2:
Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed, and our Board has ratified the appointment of, Deloitte and Touche to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2026. Although we are not required by our bylaws or applicable law to seek stockholder approval for this appointment, we are doing so as a matter of good corporate governance. If stockholders do not ratify the appointment of Deloitte and Touche, the Audit Committee may consider the appointment of another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee retains the discretion to appoint a different firm if it believes that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of Deloitte and Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they wish and will be available to answer appropriate questions. See “Fees Paid to Independent Registered Public Accounting Firm” on page 44 for the fees paid to Deloitte and Touche during fiscal years 2024 and 2023.

Our Board recommends that stockholders vote “FOR” the proposal

Albertsons Companies	43	2025 Proxy Statement

Approval of Audit and Non-Audit Services
The Audit Committee reviews and pre-approves Deloitte and Touche’s audit plan and estimated fees for the upcoming audit year. The Audit Committee also pre-approves any non-audit services, including tax services to be performed for the Company by Deloitte and Touche.
Fees Paid to Independent Registered Public Accounting Firm
We paid the following fees (in thousands) to Deloitte and Touche and its affiliates for professional services rendered by them during the 2024 and 2023 fiscal years, respectively:

Fees	Fiscal 2024	Fiscal 2023
Audit(1)	$5,725	$5,620
Audit Related(2)	$1,265	$1,200
Tax(3)	$410	$557
Total	$7,400	$7,377

(1)
Fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Also includes audit services provided in connection with other statutory audits and regulatory filings.

(2)
Fees related to audit and attest services not required by statute or regulations; audits of our employee benefit plans; third-party assurance for select compliance audits; comfort letter procedures; and sustainability assurance readiness services.

(3)	Fees related to professional services rendered in connection with tax compliance and preparation related to tax returns and tax audits, as well as for tax consulting and tax planning.
Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for fiscal 2024. We have discussed with Deloitte and Touche the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We have received the written disclosures and the letter from Deloitte and Touche as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte and Touche its independence. Based on the above review and discussions, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2024 Form 10-K for filing with the SEC.
Respectfully submitted,
Alan Schumacher (Chair)
Kim Fennebresque
Sharon Allen

Albertsons Companies	44	2025 Proxy Statement

PROPOSAL 3:
Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in the CD&A, compensation tables, narrative discussion, and related footnotes included in this proxy statement.

Even though the vote is advisory and non-binding on the Company, the Compensation Committee values the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

As detailed in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to building long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace and links pay to performance and long-term stockholder interests.

Accordingly, the Board recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to the NEOs in fiscal 2024, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the CD&A, compensation tables, narrative discussion, and related footnotes that accompany the compensation tables), is hereby approved.

Our Board recommends that stockholders vote “FOR” the proposal

Albertsons Companies	45	2025 Proxy Statement

Compensation Discussion and Analysis
The CD&A outlines the key elements of our executive compensation program and provides context for decisions regarding the compensation of our fiscal 2024 NEOs. The CD&A is organized into the following sections:

48	Fiscal 2024 Financial and Operational Highlights
49	2024 Say-on-Pay Result
49	Executive Compensation Philosophy
50	Pay Mix Emphasizes Performance
50	Executive Compensation Best Practices
51	Overview of Fiscal 2024 Executive Compensation

52	Base Salary
52	Cash Bonus
55	Retention Bonus
56	Long-Term Incentive Award Programs
59	Deferred Compensation Plan
59	401(k) Plan
59	Other Benefits
60	Perquisites
60	Stock Ownership Guidelines and Restrictions on Trading
60	Clawback Policies
61	The Process of Setting Executive Compensation
62	Compensation Risk Assessment

Albertsons Companies	46	2025 Proxy Statement

Our NEOs for fiscal 2024 were:

Vivek Sankaran, age 62 Former Chief Executive Officer and Director	Thomas Moriarty, age 62 Executive Vice President, M+A and Corporate Affairs

Sharon McCollam, age 63 President and Chief Financial Officer	Omer Gajial, age 51 Executive Vice President and Chief Merchandising & Digital Officer

Susan Morris, age 56 Former Executive Vice President and Chief Operations Officer; Current Chief Executive Officer and Director

Leadership Transition in 2025
Following the conclusion of the 2024 fiscal year, in March 2025, we announced that Mr. Sankaran would be retiring on May 1, 2025. The Board proactively prepared for this transition as part of our CEO succession plan, resulting in Ms. Morris being appointed Chief Executive Officer and member of our Board on May 1, 2025, ensuring a smooth and well-coordinated leadership transition.
The following changes were made to Ms. Morris’ compensation in connection with this transition effective May 1, 2025:
•	Annual base salary increased to $1,400,000;
•	Annual cash performance bonus targeted at 185% of her base salary; and
•	Annual equity award grant valued at $11,010,000.
The increase in her total direct compensation sought to align Ms. Morris’ compensation with CEO peers at comparably sized companies while also considering Ms. Morris’ nearly four decades’ long experience and leadership in the retail grocery industry and extensive tenure with the Company.

Albertsons Companies	47	2025 Proxy Statement

Fiscal 2024 Financial and Operational Highlights
Throughout fiscal 2024 we continued to execute against our five strategic priorities:

Our financial and operating highlights for fiscal 2024 include:

*	For a reconciliation of non-GAAP measures, please see pages 40-41 of our 2024 Form 10-K.

Albertsons Companies	48	2025 Proxy Statement

2024 Say-on-Pay Result
Each year our stockholders have the opportunity to cast an advisory say-on-pay vote on our NEOs’ compensation. At our 2024 annual meeting, our stockholders expressed their continued support for our executive compensation program, with 90.3% voting in favor of our say-on-pay proposal.

Executive Compensation Philosophy
Our executive compensation program is designed to attract, motivate, and retain high caliber talent. Each year the Compensation Committee reviews the incentive structure, considering individual contributions, leadership, business performance and our strategic roadmap to assess potential enhancements.
The guiding principles of our compensation program are as follows:
Our Compensation Philosophy

1. Pay For Performance

Pay for performance by tying a significant portion of each executive's total compensation to quantifiable goals related to Company performance and strategic objectives

2. Performance Metrics

Use performance metrics that directly relate to our financial and business performance and stockholder interests

3. Competitive Compensation

Provide market-driven, competitive pay to attract, retain, and motivate leaders

4. Alignment of Interests

Align executive compensation with stockholder interest through a high proportion of compensation tied to short- and long-term Company performance

Albertsons Companies	49	2025 Proxy Statement

Pay Mix Emphasizes Performance
Consistent with our executive compensation pay philosophy, a significant portion of our CEO and other NEOs target compensation opportunity is tied to an appropriate balance of short- and long-term incentive components with linkage to rigorous goals to drive growth and stockholder value creation.
The charts below illustrate the pay mix at target levels of the various components of compensation for Mr. Sankaran and the other NEOs as a group for fiscal 2024:

Executive Compensation Best Practices
The Compensation Committee closely monitors emerging trends and is dedicated to adopting sound compensation and governance practices for our compensation program. The chart below highlights compensation practices we follow and those we do not follow:

What We Do	What We Don’t Do

Provide competitive, market-driven base salary

Balance mix of pay components with an appropriate mix of short- and long-term performance measures

Use quantitative targets linked to Company financial and operational performance and strategic goals

Cap the amount of annual cash bonus

Maintain robust stock ownership guidelines

Include fault and no-fault based recoupment or “clawback” policies in our compensation program

Include double-trigger clauses for change in control in employment agreements

Restrict short sales and other speculative trading on our Common Stock

Retain independent compensation consultant that performs no other services for the Company

Provide automatic salary increases

Provide high levels of fixed compensation

Use metrics unrelated to our operational goals

Reward imprudent risk-taking

Guarantee annual cash bonuses

Provide executive-only retirement programs

Pay above market returns on any deferred compensation plan

Pay excessive perquisites

Provide tax gross-ups

Albertsons Companies	50	2025 Proxy Statement

Overview of Fiscal 2024 Executive Compensation
The following chart summarizes the components and associated objectives of our compensation program for fiscal 2024 for our NEOs. There were no material changes in the design of our executive compensation program from that used in fiscal 2023.

Element	Overview of Element	Objective of Element	Performance Metric and Payout
Base Salary	Fixed amount of cash compensation	Set market-driven, competitive base compensation to retain talent and influence target for cash bonus opportunity	Individual performance and market competitiveness based on role and responsibility
Corporate Management Bonus Plan (Cash Bonus)	Quarterly bonus based on Company performance during the fiscal quarter	Drive Company performance on a quarter-by-quarter basis	Pre-established targets Weighted 60% Adjusted EBITDA and 40% ID Sales Payout capped at 200% of target
	Annual bonus based on Company performance during the fiscal year modified by achievements against the targets for strategic objectives in the Senior Leader Scorecard	Drive overall Company performance on an annual basis and drive the Company’s measurable strategic objectives for the year	Pre-established targets Weighted 50% Adjusted EBITDA, 40% ID Sales and 10% Senior Leader Scorecard Payout capped at 200% of target
Long-Term Incentive Award Program (Equity)	PBRSU Awards	Align executive interests with long-term stockholder interests and promote long-term value creation
Pre-established financial targets that are critically important to our stockholders – Adjusted EPS and ROIC

Payout capped at 200%; awards earned annually based on Company performance; vests after 3 years

	TBRSU Awards	Promote retention and align executive interests with long-term stockholder interests	Increase in value of Common Stock Time-based; 1/3rd vest annually

Additionally, some executives, including our NEOs, have certain severance protections under their employment agreements. See “Potential Payments Upon Termination of Employment” for details on amounts payable under certain termination scenarios. Consistent with standard business practice, our NEOs also receive business-related perquisites and benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans, and disability plans.

Albertsons Companies	51	2025 Proxy Statement

Base Salary
We provide our NEOs with a base salary for services rendered during the fiscal year. In line with our pay-for-performance philosophy, base salary represents the smallest portion of annual total compensation and is the only fixed element of compensation.
The base salary is designed to attract and retain key talent and is determined by the Compensation Committee based on various factors including:
•	nature and responsibility of the position;
•	expertise of the executive and competition in the market for the executive’s services;
•	potential for driving the Company’s success in the future;
•	peer group compensation data;
•	performance reviews and recommendations of the CEO (except in the case of his or her own compensation); and
•	other factors deemed relevant by the Compensation Committee.
Our NEOs are not eligible for automatic annual base salary increases. In fiscal 2024, NEO base salaries remained at fiscal 2023 levels.

Name	Fiscal 2024 Annual Base Salary	Fiscal 2023 Annual Base Salary	Percentage Change
Vivek Sankaran	$1,500,000	$1,500,000	-
Sharon McCollam	$1,000,000	$1,000,000	-
Susan Morris	$1,000,000	$1,000,000	-
Thomas Moriarty	$900,000	$900,000	-
Omer Gajial(1)	$900,000	N/A	N/A

(1)	Mr. Gajial was not a NEO in fiscal 2023.
Cash Bonus
Performance-Based Bonus Plans
Our NEOs participated in our corporate management bonus plan (“Corporate Incentive Plan”) for fiscal 2024. The Corporate Incentive Plan is for bonus-eligible associates and is intended to compensate participants for their contribution in achieving short-term financial and operational goals of the Company.
What were the components of the Corporate Incentive Plan for fiscal 2024?
Our Corporate Incentive Plan is based on two components: quarterly Company performance and annual Company performance, each accounting for 50% of the total cash bonus opportunity for the fiscal year.
The performance metrics for the quarterly and annual bonus components were as follows:

Quarterly Bonus
60% Adjusted EBITDA
40% ID Sales

Annual Bonus
50% Adjusted EBITDA
40% ID Sales
10% Senior Leader Scorecard

Albertsons Companies	52	2025 Proxy Statement

What is the Senior Leader Scorecard and how does it work?
The Senior Leader Scorecard measures team performance against preset, measurable goals tied to key strategic objectives for the fiscal year. The strategic objectives for fiscal 2024, along with the associated measurements and potential payouts, were as follows:

Strategic Objectives	Target Bonus Weight	Measure Weight	Payout
Omnichannel Growth	7.5%	75%	0 – 200%
Achieve community stewardship, climate action and workforce goals	2.5%	25%	0 – 200%

How are Corporate Incentive Plan targets set for the fiscal year?
Our cash bonus metrics, Adjusted EBITDA and ID Sales, are regarded as key performance indicators in our industry, closely followed by our investors and highly correlated with long-term stockholder value. The Compensation Committee sets targets for these metrics before the fiscal year begins, based on the financial plan approved by the Board. The Compensation Committee also approves goals for the strategic objectives in the Senior Leader Scorecard. These goals are challenging yet achievable, and designed to avoid excessive risk-taking. In line with this philosophy, the Compensation Committee set the target performances and payouts for fiscal 2024 as follows.

	Minimum Performance	Target Performance	Maximum Performance	Minimum Payout	Target Payout	Maximum Payout
Adjusted EBITDA	90%	100%	110%	25%	100%	200%
ID Sales	98.5%	100%	101.5%	25%	100%	200%

ID Sales performance metric will not pay above 100% (target) unless the Adjusted EBITDA result achieves at least 100% (target) performance. The Senior Leader Scorecard payout can range from 0 - 200% based on the Compensation Committee’s assessment of achievement against the preset goals.
How is a participant’s cash bonus determined under the Corporate Incentive Plan?
Target cash bonus is expressed as a percentage of the participant’s base salary. The Compensation Committee sets this percentage based on market data and other relevant factors, such as the NEO’s role and responsibilities, impact, execution ability, our financial and operational performance, prior performance, overall market conditions, and CEO recommendations (excluding himself or herself).
Participants in the Corporate Incentive Plan receive a portion of the target cash bonus based on the Company’s achievement of performance metrics set by the Compensation Committee. The actual payout may be higher or lower than the target bonus (or zero) depending on actual performance. However, in no event will a participant receive more than 200% of the target bonus for any quarter or fiscal year. This incentive cap encourages good judgment, promotes responsible risk management, reduces windfalls, and makes the Corporate Incentive Plan’s maximum cost predictable.
The target bonus for each NEO for fiscal 2024 was as follows:

Name	Base Salary for Fiscal 2024	Target Bonus (% of Base Salary)	Target Bonus ($)
Vivek Sankaran	$1,500,000	200%	$3,000,000
Sharon McCollam	$1,000,000	125%	$1,250,000
Susan Morris	$1,000,000	125%	$1,250,000
Thomas Moriarty	$900,000	100%	$900,000
Omer Gajial	$900,000	100%	$900,000

Albertsons Companies	53	2025 Proxy Statement

Quarterly Bonus
Quarterly Target Amount. Each NEO’s quarterly bonus (“Quarterly Target Amount”) is determined by multiplying the target for the quarterly bonus by approximately 25% (the number of weeks in the applicable quarter divided by the number of weeks in the year).
Quarterly Performance Modifier. Prior to the beginning of the fiscal year, our Board reviews and approves the fiscal plan for the financial year. The approved fiscal plan is based on forecasted financials including quarterly ID Sales and Adjusted EBITDA. After each quarter, management updates the Board on the Company’s performance against the plan which determines the payout percentage of the Quarterly Target Amount (“Quarterly Performance Modifier”). The Compensation Committee certifies the Quarterly Performance Modifier for the quarterly cash bonus payout.
The quarterly bonus structure is summarized below.

The Company’s actual performance against the set targets and the quarter’s cash bonus payouts based on such performance were as follows (in millions, except percentages):

Metric	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Target Adjusted EBITDA	$1,210	$973	$1,125	$992
Actual Adjusted EBITDA*	$1,184	$901	$1,065	$855
Adjusted EBITDA* Payout	83.8%	44.0%	60.0%	0.0%
Target ID Sales %	0.9%	2.0%	2.2%	2.6%
Actual ID Sales %	1.4%	2.5%	2.0%	2.3%
ID Sales Payout	100%	100%	90.0%	85.0%
Total Payout (% of target)	90.3%	66.4%	72.0%	34.0%

*	For a reconciliation of non-GAAP measures, please see pages 40-41 of our 2024 Form 10-K.

Albertsons Companies	54	2025 Proxy Statement

The quarterly bonus earned by the NEOs were as follows:

Name	Actual Quarterly Cash Bonus Earned(1)				Aggregate Quarterly Bonus
	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Vivek Sankaran	$416,898	$230,241	$249,231	$117,692	$1,014,062
Sharon McCollam	$173,708	$95,934	$103,846	$49,038	$422,526
Susan Morris	$173,708	$95,934	$103,846	$49,038	$422,526
Thomas Moriarty	$125,070	$69,072	$74,769	$35,308	$304,219
Omer Gajial	$125,069	$69,072	$74,769	$35,307	$304,217

(1)	Based on a 16-week quarter in Q1 and 12-week quarters Q2 through Q4.
Annual Bonus
Amounts under the annual bonus could be earned above or below the target level based on the scale discussed above. The targets and actual performance for fiscal 2024 for purposes of the annual cash bonus were as follows (in millions, except percentages):

Metric	Fiscal 2024
Target Adjusted EBITDA	$4,300
Actual Adjusted EBITDA*	$4,005
Payout	48.55%
Target ID Sales %	1.9%
Actual ID Sales %	2.0%
Payout	100.00%
Senior Leader Scorecard Payout	68.13%
Total Payout – SLT	71.09%

*	For a reconciliation of non-GAAP measures, please see pages 40-41 of our 2024 Form 10-K.
The cash bonus for the annual portion and the aggregate cash bonus (inclusive of quarterly bonus) earned by each NEO for fiscal 2024 were as follows:

Name	Aggregate Quarterly Bonus	Annual Portion of Total Cash Bonus	Total Quarterly + Annual Cash Bonus for Fiscal 2024
Vivek Sankaran	$1,014,062	$1,066,320	$2,080,382
Sharon McCollam	$422,526	$444,300	$866,826
Susan Morris	$422,526	$444,300	$866,826
Thomas Moriarty	$304,219	$319,896	$624,115
Omer Gajial	$304,219	$319,896	$624,115

When is a participant’s cash bonus paid?
The quarterly bonus is paid at the end of each quarter upon certification of quarterly performance by the Compensation Committee. The annual bonus is paid at the end of the fiscal year, upon certification of annual performance by the Compensation Committee. The annual bonus for fiscal 2024 and the quarterly bonus for the fourth quarter of fiscal 2024 were paid in April 2025.
Retention Bonus
As disclosed in prior years, in connection with the now-terminated merger agreement between the Company and Kroger, the Company established a retention program. This program was designed to retain key executives, maintain executive focus, support and incentivize integration planning efforts and reinforce commitment through the transaction close and beyond with payouts tied to continued service through critical post-closing milestones (the “Retention Program”). Accordingly, the Company entered into retention award agreements with key leaders of the Company on March 1, 2023, including Ms. McCollam, Ms. Morris, and Mr. Gajial who were allocated retention awards in the amounts of $4 million, $4 million and $3 million, respectively. Mr. Moriarty was allocated a retention award in the amount of $2.7 million following the start of his employment in June 2023.

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The Compensation Committee recognized the possibility that the merger may not close due to factors outside of the executives’ control. To mitigate the risk of talent attrition in that scenario, the awards were structured to provide delayed and deferred payouts only after the merger agreement was formally terminated. This approach was designed to ensure stability and continuity of leadership during a complex and protracted regulatory approval period, regardless of whether the merger closed—not to reward for deal failure.
While the Compensation Committee acknowledges that the NEOs hold Company equity awards, such equity awards are subject to the near-term risks associated with the merger, which include regulatory uncertainty, increased public scrutiny, and potential disruption to the executive talent market. The retention awards were therefore supplemental to the Company’s compensation program, not duplicative, and overall designed to address specific retention risks and avoid broader disruption that could jeopardize merger execution or the Company’s standalone operations both during the merger process and potentially after.
Each retention award under the Retention Program is payable in two equal cash installments. Because the merger agreement was terminated, the first installment was paid on the merger agreement termination date in December 2024 and the remainder will be paid on October 13, 2025, provided the recipient remains employed with the Company. The first installment of the payment is reflected as set forth below:

Name	Retention Bonus
Vivek Sankaran(1)	N/A
Sharon McCollam	$2,000,000
Susan Morris	$2,000,000
Thomas Moriarty	$1,350,000
Omer Gajial	$1,500,000

(1)	Mr. Sankaran did not receive a retention award.
Long-Term Incentive Award Programs
The Compensation Committee annually awards performance-based and time-based equity awards to certain eligible employees, including NEOs. This combination balances performance and retention and aligns the executives’ interests with those of our stockholders.
When are annual long-term incentive awards granted?
Starting in fiscal 2024, the Compensation Committee set the grant date for annual long-term incentive awards to be two days after the release of the Company's earnings for the fourth quarter and full year of the prior fiscal year. Accordingly, the fiscal 2024 awards were granted to all equity eligible associates (including NEOs) on April 24, 2024, following the release of the Company’s fiscal 2023 earnings. Similarly, the fiscal 2025 awards were granted on April 17, 2025, two days after the release of the Company’s fiscal 2024 earnings. The Company has not granted stock options, stock appreciation rights or similar instruments since its IPO in 2020 and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation, including compensation paid to its NEOs.
How are long-term equity incentives set for the fiscal year?
The target value of long-term equity incentive awards is based on competitive data and the executive’s total compensation, considering factors such as the individual’s role, responsibilities, impact, execution ability, financial and operational performance, prior performance, overall market conditions, and CEO recommendations (excluding himself or herself). Annual equity grants are typically split 50-50 between performance-based and time-based awards, in the form of restricted stock units (“RSUs”).

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Performance-Based Restricted Stock Units
At the time of grant, the performance-based awards are hypothetical shares of Common Stock, issued only upon attainment of certain performance measures. PBRSU awards have a three-year term with the actual number of PRSUs earned based on achieving specified performance goals over three fiscal years, including the grant year. At the end of each fiscal year, the participant’s account is credited with RSUs equal to the target number for that year multiplied by the accrual factor, which is the product of the EPS Accrual Percentage and the ROIC Modifier. The Compensation Committee certifies the accrual factor at the end of each fiscal year, and the Company credits the participant’s account with earned units for the recently completed fiscal year. Earned RSUs are accrued until they vest at the end of the three-year term, subject to continued employment through the term. Any RSUs that remain unearned at the end of a fiscal year due to unmet performance criteria are automatically forfeited.
The Compensation Committee sets performance measures based on pre-established objective criteria before the beginning of each fiscal year. These goals are calibrated annually to ensure they require significant effort, considering the business environment, and align with stockholder interests in long-term growth.
EPS Accrual Percentage: The “EPS Accrual Percentage” for a given fiscal year is determined by comparing the Company’s Adjusted EPS achieved to the Adjusted EPS goal for the fiscal year (expressed as a percentage). Straight-line interpolation is used to calculate the EPS Accrual Percentage, which cannot exceed 160% for any given fiscal year. The Compensation Committee adjusts the performance measure goals for each fiscal year subject to a PBRSU grant, similar to cash bonus goals. The Adjusted EPS goals and accrual percentages for all three tranches of the fiscal 2024 grants are listed below:

Attainment of EPS Goal (EPS/EPS Goal)	EPS Accrual Percentage
Less than 70%	0%
70%	50%
100%	100%
Greater than or equal to 120%	160%

ROIC Modifier. The “ROIC Modifier” for a particular fiscal year is determined by comparing the Company’s ROIC achieved for the fiscal year to the ROIC goal for the fiscal year (expressed as a percentage) and as presented in the table below. In no event shall the ROIC Modifier for a given fiscal year be more than 125%.
The ROIC goals and ROIC Modifier for fiscal 2023 and fiscal 2024 were as follows:

Attainment of ROIC Goal (ROIC/ROIC Goal) for FY2023 and FY2024	ROIC Modifier for FY2023 and FY2024
Less than or equal to 89%	75%
Greater than 89% but less than 107%	100%
Greater than or equal to 107%	125%

Performance awards, if earned, vest after the third fiscal year from the grant year, following certification by the Compensation Committee and contingent upon the participant’s continuous employment through the vest date.

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The target goals and actual performance for the fiscal 2024 performance-based awards are presented below.

The following table shows the total number of PBRSUs awarded (at target) to each NEO in fiscal 2024, the number of PBRSUs eligible to be earned for fiscal 2024 performance (at target) and the number of PBRSUs that were earned upon certification of fiscal 2024 performance.

Name	Performance- Based RSUs Awarded in Fiscal 2024 (@ Target)	Performance- Based RSUs Subject to Being Earned For Fiscal 2024 (@ Target)	Performance- Based RSUs Earned For Fiscal 2024 (83.33% of Target)
Vivek Sankaran	286,640	95,547	79,619
Sharon McCollam	99,701	33,234	27,694
Susan Morris	109,671	36,557	30,463
Thomas Moriarty	87,238	29,080	24,232
Omer Gajial	80,384	26,795	22,328

If our Board declares dividends, each earned but unvested PBRSU and each unvested TBRSU is eligible to receive DERs, which vest on the same schedule as the underlying unit. Accrued but unvested DERs also receive DERs from subsequent dividends.
Vested Performance-Based Restricted Stock Units Under Prior Grants
The following tables provide the number of PBRSUs that were earned by the NEOs pursuant to the third tranche of the fiscal 2022 grant and the second tranche of the fiscal 2023 grant (together “Prior Grants”) upon certification by the Compensation Committee in April 2025 of fiscal 2024 performance. The payout for the fiscal 2022 and fiscal 2023 grants was earned at 83.33% of target.

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Fiscal 2022 Grant

Name	Fiscal 2022 Performance- Based RSUs @Target	% Achieved	Performance- Based RSUs Earned for Fiscal 2024 Performance
Vivek Sankaran	54,317	83.33%	45,262
Sharon McCollam	22,871	83.33%	19,058
Susan Morris	22,871	83.33%	19,058
Thomas Moriarty(1)	N/A	N/A	N/A
Omer Gajial	11,592	83.33%	9,660

(1)	Mr. Moriarty did not receive an annual equity award in fiscal 2022 because his employment began during fiscal 2023.
Fiscal 2023 Grant

Name	Fiscal 2023 Performance- Based RSUs @Target	% Achieved	Performance- Based RSUs Earned for Fiscal 2024 Performance
Vivek Sankaran	91,146	83.33%	75,952
Sharon McCollam	38,194	83.33%	31,827
Susan Morris	38,194	83.33%	31,827
Thomas Moriarty	26,624	83.33%	22,186
Omer Gajial	22,135	83.33%	18,445

Time-Based Restricted Stock Units
TBRSUs help us retain highly qualified individuals by linking their pay to the Company’s long-term growth. TBRSU awards generally have a three-year term, vesting one-third annually at the end of each fiscal year, contingent on the participant’s continuous employment through the vest dates. The number and value of the TBRSU awards are set forth in the Grant of Plan-Based Awards table on page 66 below.
Deferred Compensation Plan
In fiscal 2024, our NEOs were eligible to participate in the Albertsons Companies Deferred Compensation Plan. See “Nonqualified Deferred Compensation” table below for details on the participation of NEOs in the Deferred Compensation Plan.
401(k) Plan
The Albertsons Companies 401(k) Plan (the “ACI 401(k) Plan”) allows eligible employees to make voluntary, pre-tax and/or after-tax Roth contributions up to a specified percentage of their compensation, subject to applicable tax limitations. We may provide a discretionary matching contribution based on a pre-determined percentage of an employee’s contributions, also subject to applicable tax limitations. Eligible employees who elect to participate in the ACI 401(k) Plan are generally 50% vested upon completion of two years of service and 100% vested after three years of service in any discretionary matching contribution, while their own contributions are always fully vested. For the 2024 plan year, our Board set a matching contribution rate equal to 50% of an employee’s contribution up to 7% of total compensation (base salary plus cash bonus).
Other Benefits
NEOs participate in health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays similar to other associates in their locality. We also have a relocation policy for associates who are required to relocate their residence. These benefits are designed to be competitive with overall market practices and help attract and retain talent.

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Perquisites
Except as otherwise noted below, NEOs generally are not entitled to any perquisites that are not otherwise available to all of our employees.
All NEOs are eligible for an executive physical.
Mr. Sankaran was entitled to the use of our corporate aircraft for up to 50 hours per year for himself, his family members, and guests at no cost to him, other than the payment of income tax on such usage at the lowest permissible rate.
Stock Ownership Guidelines and Restrictions on Trading
To more closely align senior management’s interests with those of our stockholders, the Board has adopted stock ownership guidelines. These guidelines require certain senior executives to acquire and hold a minimum dollar value of our Common Stock as detailed below:

Unexercised stock options, unearned shares and RSUs that vest based on attainment of performance criteria do not count towards meeting the stock ownership guidelines.
Covered individuals are expected to achieve the target level within five years from June 30, 2020, or their appointment date. Until then, covered individuals, including the NEOs, must hold 50% of Common Stock received upon the (i) vesting and settlement of performance shares or performance stock units; (ii) vesting of shares of restricted stock; and (iii) vesting and settlement of RSUs, except those needed to pay applicable taxes.
Our Insider Trading Policy prohibits our officers and directors from engaging, directly or indirectly, in any speculative transactions involving Company securities, including short sales, buying or selling put or call options, or entering into any derivative contracts. Any pledge or hedge of Company securities must be pre-cleared by the Company.
Clawback Policies
In June 2020, we adopted a Recoupment and Forfeiture Policy for executives at the level of Senior Vice President or higher. Under this policy, if a covered executive engaged, directly or indirectly, in fraudulent or other misconduct that caused a material restatement of the Company’s financials or required the recalculation of the performance achieved by the Company or engaged in Egregious Conduct that is substantially detrimental to the Company (whether financially, reputationally or otherwise) then, at the Compensation Committee’s discretion, the executive will reimburse the Company for incentive compensation received by the executive. Incentive compensation includes cash, Common Stock, equity awards or any other compensation dependent, in whole or in part, on the executive’s performance. The Compensation Committee can also adjust any unpaid compensation or cancel or rescind outstanding awards. Egregious Conduct is defined in the policy as a material breach of a Company written policy, misconduct including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability or the commission of an act or omission which causes the executive or the Company to be in violation of securities laws or regulations.
In October 2023, we adopted a restatement clawback policy (“Clawback Policy”) pursuant to the rules of the Exchange Act, and in compliance with the requirements of the NYSE, which applies to current and former Section 16 officers (including our NEOs). Under this no-fault, non-discretionary policy the Compensation Committee (subject to certain exceptions) will recover, recoup, offset, cancel, or forfeit erroneously awarded incentive compensation from covered executives if the Company is required to prepare a restatement. The clawback applies to incentive compensation, whether cash or equity, that is granted, earned, or vested (in whole or in part) upon the attainment of a financial reporting measure based upon which performance was determined.

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The Process of Setting Executive Compensation
Role of the Compensation Committee and the Compensation Consultant
The Compensation Committee oversees and provides strategic direction regarding all aspects of our senior executive pay program. It sets the compensation of the CEO and non-CEO NEOs. The Compensation Committee conducts an annual evaluation of the CEO’s performance, reviews it with the Board, and determines and approves the CEO’s compensation based on this evaluation. Additionally, the Compensation Committee considers the results of the most recent say-on-pay vote when determining CEO compensation.
Each year the Compensation Committee engages in extensive executive compensation discussions with our independent compensation consultant to review best practices and assess the competitiveness of our executive compensation compared to our peers. The Committee evaluates total compensation, approves each element of executive compensation, and reviews whether our compensation programs and practices carry undue risk. During fiscal 2024, the Compensation Committee continued to engage FW Cook as its independent compensation consultant. FW Cook evaluates the competitiveness of the design of the Company’s executive compensation program and recommends appropriate changes, reviews the competitiveness of the compensation of the NEOs and certain other executive officers, evaluates market pay data and competitive-positioning, provides analyses and inputs on program structure, performance measures, and goals, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Compensation Committee related to executive compensation and provides objective analysis and recommendations, and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment. FW Cook does not perform other services for the Company and will not do so without the prior consent of the Compensation Committee. FW Cook meets with the Compensation Committee in executive sessions, outside the presence of management.
Role of Management and the CEO in Setting Executive Compensation
The Compensation Committee solicits the views of our CEO when making compensation decisions for other NEOs (except his or her own). None of our NEOs participate in their own compensation discussion.
Use of Peer Data in Setting Our Executive Compensation
The Compensation Committee believes that our NEOs’ compensation should be aligned with that of similarly situated executives within a peer group of companies. This alignment is essential to attract, retain and motivate the highest caliber executive management team critical to our long-term success. While we do not rely solely on benchmark compensation to establish target pay levels, FW Cook conducts an annual review of the compensation programs of peers. These peers are selected based on size-appropriate comparators operating in publicly traded retail industries.
The peer group that the Compensation Committee used to help inform its compensation decisions in fiscal 2024 consisted of the following companies:

Best Buy BJ’s Wholesale Costco CVS Dollar General	Dollar Tree Home Depot Kroger Lowe’s Companies Starbucks	Sysco Target TJX Companies Walgreens Walmart

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Compensation Risk Assessment
Our compensation program motivates our leaders to perform and engages them in the Company’s success which contributes to stockholder value. We believe our approach to compensation helps mitigate excessive risk-taking that could harm stockholder value or reward poor judgment by our executives. Below are some highlights of the Company’s compensation program which mitigate risks associated with compensation:
•	balance between “short- and long-term” pay and “fixed and variable” pay;
•	performance-based payouts within range of competitive practices;
•	company performance measured against objective, pre-determined financial metrics;
•	capped payout levels for incentive compensation;
•	stock ownership guidelines for directors, NEOs and upper management;
•	fault and no-fault based recoupment or clawback policies for upper management; and
•	solicitation of stockholder feedback about our compensation programs on an annual basis.
Our Compensation Committee monitors and considers the risk mitigating factors when setting executive compensation. Based on such review, the Compensation Committee has concluded that the compensation program does not create risks that are reasonably likely to have a materially adverse effect on the Company or put the Company at risk.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the 2024 Form 10-K. The Board has approved the recommendation.
Compensation Committee
Kim Fennebresque (Chair)
Brian Kevin Turner
Mary Elizabeth West

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Summary Compensation Table
The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Fiscal Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Vivek Sankaran Former Chief Executive Officer	2024	1,500,000	—	11,499,997	2,080,382	160,132	15,240,511
	2023	1,500,000	—	10,500,020	2,931,642	193,621	15,125,283
	2022	1,500,000	—	9,499,985	4,904,692	198,453	16,103,130
Sharon McCollam President and Chief Financial Officer	2024	1,000,000	2,000,000	4,000,004	866,826	15,418	7,882,248
	2023	1,000,000	—	4,399,987	1,221,517	3,716	6,625,220
	2022	1,000,000	—	4,000,021	2,335,569	5,378	7,340,968
Susan Morris Former Executive Vice President and Chief Operations Officer; Current Chief Executive Officer	2024	1,000,000	2,000,000	4,400,001	866,826	11,250	8,278,076
	2023	1,000,000	—	4,399,987	977,214	92,059	6,469,260
	2022	1,000,000	172,637	4,000,021	1,868,454	105,756	7,146,868
Thomas Moriarty Executive Vice President, M&A and Corporate Affairs	2024	900,000	1,350,000	3,499,989	624,115	—	6,374,103
	2023	657,692	—	3,499,991	584,221	—	4,741,904
Omer Gajial(1) Executive Vice President and Chief Merchandising and Digital Officer	2024	900,000	1,500,000	3,225,006	624,115	58,098	6,307,219

(1)
Mr. Gajial was not a NEO of the Company in fiscal 2023 or fiscal 2022. Mr. Gajial will leave the Company effective August 23, 2025. He will receive certain payments and continued health benefits pursuant to his employment agreement, as well as other severance benefits.

(2)	Reflects the fiscal years ended February 22, 2025, February 24, 2024 and February 25, 2023.
(3)
Reflects payments of cash retention bonuses paid in fiscal 2024 under the Retention Program and Ms. Morris’ tax bonus, which was equal to 4% of the grant date fair market value of certain pre-IPO TBRSU grants upon their vesting in fiscal 2022.

Name	Fiscal Year	Retention Bonus ($)	Tax Bonus ($)
Vivek Sankaran	2024	—	—
	2023	—	—
	2022	—	—
Sharon McCollam	2024	2,000,000	—
	2023	—	—
	2022	—	—
Susan Morris	2024	2,000,000	—
	2023	—	—
	2022	—	172,637
Thomas Moriarty	2024	1,350,000	—
	2023	—	—
	2022	—	—
Omer Gajial	2024	1,500,000	—
	2023	—	—
	2022	—	—

(4)	Reflects the aggregate grant date fair market values of the equity awards at target.
The grant date fair market values were determined based on the closing price per share of Common Stock of $20.06 on April 24, 2024.
See Notes 1 and 9—Equity-Based Compensation in our audited consolidated financial statements included in our 2024 Form 10-K for a discussion of the assumptions used in the valuation of such awards pursuant to FASB ASC Topic 718.

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As required by the rules of the SEC, the grant date fair market values assuming the maximum level of performance for the PBRSUs are as follows:

Name	Fiscal 2024	Fiscal 2023	Fiscal 2022
Vivek Sankaran	$11,499,997	$10,500,020	$9,499,985
Sharon McCollam	$4,000,004	$4,399,987	$4,000,021
Susan Morris	$4,400,001	$4,399,987	$4,000,021
Thomas Moriarty	$3,499,989	$3,499,991	N/A
Omer Gajial	$3,225,006	N/A	N/A

(5)
Reflects amounts paid to the NEOs under our bonus program for the applicable fiscal year. For a discussion of our cash bonus structure, including the Corporate Incentive Plan for fiscal year 2024, see “Compensation Discussion and Analysis—Cash Bonus.”

(6)	Excludes DERs which are factored into the grant date fair value of disclosed equity awards. A detailed breakdown of “All Other Compensation” for fiscal 2024 is provided in the table below:

Name	Fiscal Year	Aircraft ($)(a)	Life Insurance/ Health Benefit ($)	Other Payments ($)(b)	Deferred Compensation Plan Company Contribution ($)(c)	401(k) Plan Company Contribution ($)
Vivek Sankaran	2024	151,195	—	8,937	—	—
Sharon McCollam	2024	—	4,168	—	—	11,250
Susan Morris	2024	—	—	—	—	11,250
Thomas Moriarty	2024	—	—	—	—	—
Omer Gajial	2024	—	—	—	47,848	10,250

(a)	The aggregate incremental cost to us for Mr. Sankaran’s personal use of Company aircraft.
(b)	Imputed income to Mr. Sankaran for life insurance premiums.
(c)	Company contributions to the NEO’s Deferred Compensation Plan account. See “Nonqualified Deferred Compensation” table.

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Grants of Plan Based Awards
The following table specifies the grants of awards made under our cash bonus and equity incentive plans to the NEOs during and for fiscal 2024.

Name	Approval Date(1)	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Units(5) (#)	Grant Date Fair Value of Stock Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vivek Sankaran			750,000	3,000,000	6,000,000
	3/11/2024	4/24/2024				214,980	286,640	573,280		5,749,998
	3/11/2024	4/24/2024							286,640	5,749,998
Sharon McCollam			312,500	1,250,000	2,500,000
	3/11/2024	4/24/2024				74,776	99,701	199,402		2,000,002
	3/11/2024	4/24/2024							99,701	2,000,002
Susan Morris			250,000	1,250,000	2,500,000					—
	3/11/2024	4/24/2024				82,253	109,671	219,342		2,200,000
	3/11/2024	4/24/2024							109,671	2,200,000
Thomas Moriarty			225,000	900,000	1,800,000
	3/11/2024	4/24/2024				65,429	87,238	174,476		1,749,994
	3/11/2024	4/24/2024							87,238	1,749,994
Omer Gajial			225,000	900,000	1,800,000
	3/11/2024	4/24/2024				60,288	80,384	160,768		1,612,503
	3/11/2024	4/24/2024							80,384	1,612,503

(1)	The date the Compensation Committee approved the grants of the respective long-term incentive awards.
(2)	The grant date of the respective long-term incentive awards.
(3)
Amounts represent the range of cash bonus awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal 2024 under our Corporate Incentive Plan. See “Compensation Discussion and Analysis—Cash Bonus” for a description of the bonus process and the target bonus of each NEO for fiscal 2024. The amounts actually paid are reported in the Summary Compensation Table.

(4)
The reported numbers are PBRSUs granted pursuant to the annual equity award. See “Compensation Discussion and Analysis— Long-Term Incentive Award Programs” for a description of the terms of the PBRSUs.

(5)
The reported numbers are TBRSUs granted pursuant to the annual equity award. See “Compensation Discussion and Analysis— Long-Term Incentive Award Programs” for a description of the terms of the TBRSUs.

(6)	The grant date fair values of the TBRSUs and the PBRSUs were determined using the closing price of Common Stock on April 24, 2024 of $20.06 per share.
See Notes 1 and 9—Equity Based Compensation in our audited consolidated financial statements included in our 2024 Form 10-K for a discussion of the assumptions used in the valuation of such awards pursuant to FASB ASC Topic 718.

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Outstanding Equity Awards at Fiscal Year End

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Vivek Sankaran	572,640(4)	11,767,752	523,249(5)	10,752,767
Sharon McCollam	217,903(6)	4,477,907	198,960(7)	4,088,628
Susan Morris	228,721(8)	4,700,217	208,930(9)	4,293,512
Thomas Moriarty	117,998(10)	2,424,859	140,486(11)	2,886,987
Omer Gajial	141,236(12)	2,902,400	136,246(13)	2,799,855

(1)
Includes (i) TBRSUs, and (ii) PBRSUs pursuant to Prior Grants that have been earned based on certification by the Compensation Committee which will vest upon the completion of the term of the full award and continued service through the applicable vesting date.

(2)	Based on closing price of $20.55 per share of Common Stock as of February 22, 2025.
(3)
Reflects PBRSUs pursuant to Prior Grants and fiscal 2024 awards that may be earned based upon certification by the Compensation Committee of the performance achieved for the respective fiscal year and will vest subject to continued service through the applicable vesting date. The numbers have been reported at target. See tables on page 57 for the number of PBRSUs that were earned based on fiscal 2024 performance upon certification by the Compensation Committee.

(4)
Reflects 193,603 shares of TBRSUs that will vest on February 28, 2026, and 97,990 shares of TBRSUs that will vest on February 27, 2027, provided Mr. Sankaran is employed on the applicable vesting dates. Also, reflects 176,350 PBRSUs earned pursuant to the fiscal 2022 award and 104,697 PBRSUs earned pursuant to the fiscal 2023 award.

(5)	Reflects 241,010 shares of PBRSUs subject to fiscal 2024 performance, 186,693 shares of PBRSUs subject to fiscal 2025 performance, and 95,546 shares of PBRSUs subject to fiscal 2026 performance.
(6)
Reflects 71,379 TBRSUs that will vest on February 28, 2026 and 32,810 TBRSUs that will vest on February 27, 2027 provided Ms. McCollam is employed on the applicable vesting date. Also, reflects 71,478 PBRSUs earned pursuant to the fiscal 2022 award and 42,236 PBRSUs earned pursuant to the fiscal 2023 award.

(7)	Reflects 94,299 PBRSUs subject to fiscal 2024 performance, 71,428 PBRSUs subject to fiscal 2025 performance and 33,233 PBRSUs subject to fiscal 2026 performance.
(8)
Reflects 77,554 TBRSUs that will vest on February 28, 2026 and 37,493 TBRSUs that will vest on February 27, 2027, provided Ms. Morris is employed on the applicable vesting dates. Also, reflects 71,604 PBRSUs earned pursuant to the fiscal 2022 award and reflects 42,070 PBRSUs earned pursuant to the fiscal 2023 award.

(9)
Reflects 97,622 PBRSUs that may be earned based on fiscal 2024 performance, 74,751 PBRSUs that may be earned based on fiscal 2025 performance, and 36,557 PBRSUs that may be earned based on fiscal 2026 performance.

(10)
Reflects 57,592 TBRSUs that will vest on February 28, 2026 and 29,824 TBRSUs that will vest on February 27, 2027 provided Mr. Moriarty is employed on the applicable vesting dates. Also, reflects 30,582 PBRSUs earned pursuant to the fiscal 2023 award.

(11)
Reflects 55,704 PBRSUs that were subject to being earned based on fiscal 2024 performance, 55,703 PBRSUs that may be earned based on fiscal 2025 performance, and 29,079 PBRSUs that may be earned based on fiscal 2026 performance.

(12)
Reflects 50,698 TBRSUs that will vest on February 28, 2026, and 27,479 TBRSUs that will vest on February 27, 2027 provided Mr. Gajial is employed on the applicable vesting dates. Also, reflects 27,845 PBRSUs earned pursuant to the fiscal 2022, 9,789 PBRSUs earned pursuant to the September 1, 2022, award and 25,425 PBRSUs earned pursuant to the fiscal 2023 award.

(13)
Reflects 60,522 PBRSUs that may be earned based on fiscal 2024 performance, 48,930 PBRSUs that may be earned based on fiscal 2025 performance, and 26,794 PBRSUs that may be earned based on fiscal 2026 performance.

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Option Exercises and Stock Vested

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Vivek Sankaran	377,092	5,777,930
Sharon McCollam	378,444	14,427,460
Susan Morris	297,047	9,291,693
Thomas Moriarty	27,073	580,445
Omer Gajial	87,464	1,875,228

(1)
Excludes performance-based restricted stock and PBRSUs related to Prior Grants that vested upon certification by the Compensation Committee in April 2025 based on fiscal 2024 performance. Includes shares withheld to cover FICA tax liability on outstanding restricted stock units for Mmes. McCollam and Morris who each met the retirement criteria under the related award agreements and DERs issued for regular quarterly dividends as well as for the $6.85 per share Special Dividend paid on January 20, 2023 (the “Special Dividend”). Excludes the Special Dividend paid in cash to Mr. Sankaran related to equity awards without DERs that vested during fiscal 2024.

(2)	Calculated based on the closing price of the Common Stock on the business day prior to vesting date multiplied by the number of vested shares.
Nonqualified Deferred Compensation
The following table shows the executive and Company contributions, earnings, and account balances for the NEOs under the Deferred Compensation Plans during fiscal 2024. The Deferred Compensation Plans are nonqualified deferred compensation arrangements intended to comply with Section 409A of the Code. See “Compensation Discussion and Analysis—Deferred Compensation Plan” for a description of the terms and conditions of the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Deferred Compensation Plans are subject to claims of our creditors.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Vivek Sankaran	—	—	—	—	—
Sharon McCollam	—	—	—	—	—
Susan Morris	—	—	236,303	—	2,183,173
Thomas Moriarty	—	—	—	—	—
Omer Gajial	—	47,848	48,130	(109,606)	340,664

(1)
All executive contributions represent amounts deferred by each NEO under a Deferred Compensation Plan and are included as compensation in the Summary Compensation Table. All Company contributions are reported under “All Other Compensation” in the Summary Compensation Table. See footnote (6) of the Summary Compensation Table. No NEO contributed any base salary or cash bonus in fiscal 2024.

(2)	These amounts are not reported in the Summary Compensation Table as none of the earnings are based on interest above the market rate.

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Discussion of the Terms of the Employment Agreements with Our NEOs
Below is a summary of the key provisions under the employment agreements with our NEOs.
Vivek Sankaran
Term and Renewal Provisions. Mr. Sankaran’s employment agreement had an initial term of three years with an automatic renewal for additional one-year periods at the end of each year. Mr. Sankaran retired on May 1, 2025. During the term of his employment, Mr. Sankaran was entitled to the use of a corporate aircraft for up to fifty (50) hours per year for his personal use, his family members, and guests at no cost to him except to pay income taxes at the lowest permissible rate.
Sharon McCollam
Term and Renewal Provisions. Ms. McCollam’s employment agreement has an initial term of three years with an automatic renewal for additional one-year periods at the end of each year until the termination of her employment.
Salary and Bonus. Ms. McCollam is entitled to receive an annual base salary subject to increase from time to time as determined by our Board or the Compensation Committee. She is also eligible to receive a cash bonus for the fiscal year in an amount determined by the Board or Compensation Committee.
Equity Awards. During the Term (as defined in Ms. McCollam’s employment agreement), Ms. McCollam is eligible to receive an annual equity award grant with a fair market value of not less than $4 million with an equal split between TBRSUs and PBRSUs.
Employment Agreements with Other NEOs
During fiscal 2022, the Compensation Committee approved a form employment agreement (“Form Employment Agreement”) for senior Company executives except for Mr. Sankaran and Ms. McCollam. The Company entered into the Form Employment Agreement with Ms. Morris and Messrs. Moriarty and Gajial.
Ms. Morris’ employment agreement was amended on April 21, 2025, in connection with her previously announced appointment as Chief Executive Officer, dated and effective as of May 1, 2025. The terms of the Form of Employment Agreement are summarized below, except where noted to reflect amendments to Ms. Morris’ employment agreement.
Term. The term shall continue until termination of the executive’s employment.
Termination provisions and benefits. The executive can terminate employment, subject to certain notice and cure provisions, on the basis of Good Reason (as defined in the Form Employment Agreement) in the event of (i) a material reduction in the executive’s base salary or target bonus opportunity, unless such decrease is part of a temporary, uniform reduction in salary for all executive officers of the Company that is undertaken in the reasonable business judgment of the Board, based on the Company’s financial performance or a reasonably anticipated economic downturn; (ii) relocation of the executive’s principal location of work to any location that is in excess of thirty (30) miles from the executive’s principal work location on the effective date of the Form Employment Agreement; or (iii) a material diminution in the executive’s authority, responsibilities or duties. The executive shall also be entitled to receive the bonus (on a pro rata basis) upon termination for Good Reason or without Cause (as defined in the Form Employment Agreement).
In the event the executive’s employment terminates due to death or Disability (as defined in the Form Employment Agreement), the executive or the executive’s estate (in the case of the executive’s death), shall be entitled to receive a lump sum payment equal to the earned but unpaid portion of any bonus earned in respect of any performance period that is completed prior to the executive’s death or Disability.

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All executive employment agreements contain indemnification provisions and various covenants, including covenants related to confidentiality, non-competition, non-solicitation and non-disparagement.
Susan Morris Amended Employment Agreement. Pursuant to the Amended Employment Agreement, effective May 1, 2025, Ms. Morris was entitled to:
•	An annual base salary of $1,400,000;
•	An annual cash performance bonus targeted at 185% of her base salary;
•	An annual equity award grant valued at $11,010,000, subject to increase or decrease as determined by the Company's Board of Directors or Compensation Committee; and
•	Use of the corporate aircraft up to 100 hours per year for herself, her family members and guests at no cost to her except to pay income taxes at the lowest permissible rate.
Potential Payments Upon Termination of Employment
The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination. The estimated payments disclosed in the tables following the narrative discussion exclude Accrued Benefits (defined below) accrued through February 22, 2025 that would be paid in the normal course of continued employment. The value of the equity awards is based on the terms of our equity award agreements and the closing price of our Common Stock on February 24, 2025 of $20.43 per share.
The treatment of equity awards for NEOs is set forth below:

	Termination due to Death or Disability	Termination – By Company with Cause/By Executive without Good Reason	Termination – By Company without Cause/By Executive for Good Reason	Termination due to Death or Disability and Change In Control	Termination – By Company without Cause/Good Reason and Change in Control
TBRSUs	Accelerated vesting of all (100%) outstanding TBRSUs in which the NEO has not yet become vested, payable on the Termination Date	None	For Ms. McCollam only, accelerated vesting of TBRSUs that would vest on the next anniversary of the grant date after termination of service	Accelerated vesting of all (100%) outstanding TBRSUs in which the NEO has not yet become vested, payable on the Termination Date	Accelerated vesting of all (100%) outstanding TBRSUs in which the NEO has not yet become vested, payable on the Termination Date
PBRSUs	Accelerated vesting (100%) of PBRSUs equal to the target for each open fiscal year of the award term, payable on the Termination Date	None	For Ms. McCollam only, vest of any PBRSUs that would have vested as of the last day of the fiscal year in which termination occurred based on the applicable accrual factor	Accelerated vesting (100%) of PBRSUs equal to the target for each open fiscal year of the award term, payable on the Termination Date	Accelerated vesting (100%) of PBRSUs equal to the target for each open fiscal year of the award term, payable on the Termination Date

Termination by Company for cause, by the NEO without good reason or non-renewal of the employment agreement by the NEO: In the event the NEO’s employment is terminated by us for “cause” (as defined in each executive employment agreement) or under a voluntary termination without “good reason” (as defined in each executive employment agreement) or the NEO does not renew his or her employment agreement, the NEO will receive accrued but unpaid Base Salary through the date of termination, the earned but unpaid portion of any cash bonus in respect of any completed performance period prior to termination, payment for accrued but unused vacation days, vested benefits to which the executive is entitled to under the Company’s plans, programs or arrangements in which the executive participates and all reimbursable expenses (“Accrued Benefits”).
Termination by the Company without cause or by the executive for good reason: If Mr. Sankaran’s employment was terminated by us without cause or if he voluntarily resigned for good reason, Mr. Sankaran would have be entitled to receive (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, (iii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated

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based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (iv) payment of the unvested or unpaid portions of the sign-on retention award and (v) cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months. In addition, as stated above, Mr. Sankaran would have been vested in the Time-Based Restricted Stock that he would have become vested on the next anniversary of the grant date following such termination of employment.
If Ms. McCollam’s employment is terminated by us without cause or if she voluntarily resigns for good reason, Ms. McCollam would be entitled to receive (i) a lump sum payment in an amount equal to 200% of the sum of Ms. McCollam’s base salary plus target bonus, (ii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid and (iii) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months.
If Messrs. Gajial and Moriarty or Ms. Morris’s employment is terminated by us without cause or by the executive voluntarily for good reason, the executive would be entitled to (i) a lump sum payment in an amount equal to 200% of the sum of his or her base salary plus target bonus; (ii) earned but unpaid portion of any bonus earned in respect of any completed performance period completed prior to the termination date; (iii) a bonus that would have been earned based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid; and (iv) reimbursement of the cost of continuation coverage of group health coverage for a period of 18 months.
All payments for termination by us without cause or by the executive for good reason are subject to the execution of a release by the executive.

	Potential Payments Upon Termination By Company Without Cause or By Executive For Good Reason
Name	Base + Paid Bonus	Unpaid Bonus(1)	Health Coverage	Equity	Total
Vivek Sankaran	$9,000,000	$1,184,012	$34,791	$—	$10,218,804
Sharon McCollam	$4,500,000	$493,338	$35,083	$5,707,979	$10,736,400
Susan Morris	$4,500,000	$493,338	$27,013	$—	$5,020,351
Thomas Moriarty	$3,600,000	$355,204	$14,724	$—	$3,969,928
Omer Gajial	$3,600,000	$355,204	$47,040	$—	$4,002,244

(1)	Includes quarterly cash bonus for Q4 fiscal 2024 and annual cash bonus for fiscal 2024.
Termination due to death or disability: If Mr. Sankaran’s employment terminated due to his death or is terminated due to his disability (as defined in each executive employment agreement), Mr. Sankaran or his legal representative, as appropriate, would have been entitled to receive (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 25% of Mr. Sankaran’s base salary, (iii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (iv) payment of the unvested or unpaid portions of the sign-on retention award and (v) cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months. Mr. Sankaran’s sign-on retention award was fully paid in fiscal 2021.
If Ms. McCollam’s employment terminates due to her death or is terminated due to her disability, Ms. McCollam or her legal representative, as appropriate, would be entitled to receive, (i) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (ii) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (iii) a lump sum payment in an amount equal to 25% of Ms. McCollam’s base salary, and (iv) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months.
If Messrs. Gajial and Moriarty or Ms. Morris’ employment is terminated due to death or disability, the executive or executive’s representative shall be entitled to receive a lump sum payment equal to (i) a bonus based on actual

Albertsons Companies	71	2025 Proxy Statement

performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid and (ii) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination.
All payments for termination due to death or disability are subject to the execution of a release by the executive or his or her representative, as appropriate.

	Potential Payments Upon Termination Due to Death or Disability
Name	Base Salary	Unpaid Bonus(1)	Health Coverage	Equity	Total
Vivek Sankaran	$375,000	$1,184,012	$34,791	$22,389,012	$23,982,816
Sharon McCollam	$250,000	$493,338	$35,083	$8,516,511	$9,294,933
Susan Morris	$—	$493,338	$—	$8,941,210	$9,434,548
Thomas Moriarty	$—	$355,204	$—	$5,280,828	$5,636,032
Omer Gajial	$—	$355,204	$—	$5,668,957	$6,024,161

(1)	Includes quarterly cash bonus for Q4 fiscal 2024 and annual cash bonus for fiscal 2024.
Termination Upon Change in Control: The following tables provide the amounts payable to the NEOs upon severance without cause, for a good reason or death or disability within 24 months following a Change in Control (as defined in the executive’s equity award agreements), assuming such triggering event occurred on February 22, 2025. Additionally, if Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the 180-day period immediately prior to a change in control, Mr. Sankaran will become fully vested in the Time-Based Restricted Stock.

	Potential Payments Upon Termination By Company Without Cause or By Executive For Good Reason after a Change in Control
Name	Base + Paid Bonus	Unpaid Bonus	Health Coverage	Equity	Total
Vivek Sankaran	$9,000,000	$1,184,012	$34,791	$22,389,012	$32,607,816
Sharon McCollam	$4,500,000	$493,338	$35,083	$8,516,511	$13,544,933
Susan Morris	$4,500,000	$493,338	$27,013	$8,941,210	$13,961,561
Thomas Moriarty	$3,600,000	$355,204	$14,724	$5,280,828	$9,250,756
Omer Gajial	$3,600,000	$355,204	$47,040	$5,668,957	$9,671,201

	Potential Payments Upon Termination Due to Death or Disability after a Change in Control
Name	Base Salary	Unpaid Bonus	Health Coverage	Equity	Total
Vivek Sankaran	$375,000	$1,184,012	$34,791	$22,389,012	$23,982,816
Sharon McCollam	$250,000	$493,338	$35,083	$8,516,511	$9,294,933
Susan Morris	$—	$493,338	$—	$8,941,210	$9,434,548
Thomas Moriarty	$—	$355,204	$—	$5,280,828	$5,636,032
Omer Gajial	$—	$355,204	$—	$5,668,957	$6,024,161

Termination due to non-renewal of employment agreement by the Company: If Mr. Sankaran’s employment agreement was not renewed by us, he would have been entitled to receive a lump sum cash payment equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, and (ii) cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months.
If Ms. McCollam’s employment terminates due to the employment agreement not renewed by us, she will be entitled to receive (i) a lump sum payment in an amount equal to 200% of the sum of Ms. McCollam’s base salary plus target bonus, and (ii) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months. The Initial Term of Ms. McCollam’s employment agreement was three years and was renewed September 2024.

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CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of our median employee and the annual compensation of our CEO for fiscal 2024. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify our median employee, payroll data was collected for all employees, whether employed on a full-time, part-time, or seasonal basis, as of December 31, 2024, excluding the CEO. As permitted by the SEC, we excluded employee populations in jurisdictions outside of the United States comprising less than 5% of our total employees.
We used total W-2 compensation as we believe the use of W-2 compensation is a consistently applied compensation measure. Using this methodology, we determined that our median employee is a non-exempt, full-time hourly employee with an annual total compensation of $32,057 for fiscal 2024. The annual total compensation of our CEO for fiscal 2024, as reported in the Summary Compensation Table, was $15,240,511.
Based on the information set forth above, for fiscal 2024 the estimated ratio of the annual compensation of our CEO to the annual compensation of our median employee was 475 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records, the compensation for our CEO as set forth in the Summary Compensation Table, and the methodologies described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Albertsons Companies	73	2025 Proxy Statement

Pay Versus Performance Disclosure
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and Non-PEO NEOs and certain financial performance metrics of the Company for the fiscal years listed below.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect the value realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Specifically, the Compensation Committee does not use CAP as a basis for making compensation decisions. Please refer to our CD&A for a discussion of our executive compensation program objectives and how we design our program to align executive compensation with Company performance.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (in millions)	Adjusted EBITDA (in millions)
					Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$15,240,511	$14,145,124	$7,210,412	$6,917,207	$195.59	$187.96	$958.6	$4,004.7
2023	$15,125,283	$18,654,872	$5,536,823	$6,712,983	$198.81	$154.67	$1,296.0	$4,317.7
2022	$16,103,130	$25,769,696	$6,058,219	$6,794,406	$186.27	$107.09	$1,513.5	$4,677.0
2021	$8,639,520	$27,635,047	$6,999,472	$13,173,472	$198.34	$131.03	$1,619.6	$4,398.4
2020	$8,483,335	$10,110,232	$6,452,961	$4,285,950	$105.93	$118.97	$850.2	$4,524.0

(b)	Reflects compensation amounts reported in the Summary Compensation Table for our PEO, Vivek Sankaran, for the respective fiscal years shown in column (a).
(c)
Reflects CAP to our PEO in each of fiscal 2024, 2023, 2022, 2021 and 2020 adjusted as set forth in the table below, as determined in accordance with the SEC rules. For awards with dividend rights, these amounts are paid in cash or Company shares once the underlying award vests and are incorporated as applicable in the table below.

PEO	2020	2021	2022	2023	2024
Summary Compensation Table Total	$8,483,335	$8,639,520	$16,103,130	$15,125,283	$15,240,511
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$—	$—	$(9,499,985)	$(10,500,020)	$(11,499,997)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$—	$—	$6,617,534	$9,876,672	$9,321,127
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$1,084,598	$13,121,698	$(3,951,035)	$531,887	$(572,359)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$1,115,650	$1,954,170	$1,963,491
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$154,943	$5,021,645	$(1,100,738)	$97,692	$(653,760)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—	$—
+ Value of Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year That Are Not Included in the Total Compensation for the Fiscal Year	$387,356	$852,184	$16,485,140	$1,569,189	$346,110
Compensation Actually Paid Total	$10,110,232	$27,635,047	$25,769,696	$18,654,872	$14,145,124

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(d)	Average of summary compensation paid to non-PEO NEOs during fiscal 2024, 2023, 2022, 2021 and 2020. Average taken across the non-PEO NEOs as follows:
2024: Sharon McCollam, Susan Morris, Thomas Moriarty, and Omer Gajial
2023: Sharon McCollam, Susan Morris, Thomas Moriarty, and Anuj Dhanda
2022: Sharon McCollam, Susan Morris, Juliette Pryor, and Anuj Dhanda
2021: Sharon McCollam, Robert Dimond, Anuj Dhanda, Susan Morris, and Christine Rupp
2020: Robert Dimond, Susan Morris, Juliette Pryor, and Christine Rupp
(e)
Reflects average CAP to non-PEO NEOs in each of fiscal 2024, 2023, 2022, 2021 and 2020, adjusted as set forth in the table below, as determined in accordance with the SEC rules. For awards with dividend rights, these amounts are paid in cash or shares of our Common Stock once the underlying award vests and are incorporated as applicable in the table below.

NON-PEO NEOs	2020 Average	2021 Average	2022 Average	2023 Average	2024 Average
Summary Compensation Table Total	$6,452,961	$6,999,472	$6,058,219	$5,536,823	$7,210,412
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(3,659,455)	$(3,625,000)	$(3,125,012)	$(3,762,496)	$(3,781,250)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$840,571	$4,543,324	$2,176,832	$3,437,323	$3,051,841
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$601,439	$2,200,072	$(1,030,267)	$149,369	$(194,602)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$810,529	$410,153	$680,104	$657,230
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$50,434	$2,740,644	$(841,677)	$190,338	$(138,267)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$(521,955)	$—	$—	$—
+ Value of Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year That Are Not Included in the Total Compensation for the Fiscal Year	$—	$26,386	$3,146,158	$481,522	$111,844
Compensation Actually Paid Total	$4,285,950	$13,173,472	$6,794,406	$6,712,983	$6,917,207

(f)
For the relevant fiscal year, represents the cumulative total stockholder return (“TSR”) of the Company for the measurement periods ending on February 22, 2025, February 24, 2024, February 25, 2023, February 26, 2022, and February 27, 2021, respectively.

(g)
Represents the total cumulative stockholder return of S&P 500 Retail Index (“Peer Group TSR”) for the measurement periods ending on February 22, 2025, February 24, 2024, February 25, 2023, February 26, 2022, and February 27, 2021, respectively.

(h)
Reflects “Net Income” as reported in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended February 22, 2025, February 24, 2024, February 25, 2023, February 26, 2022, and February 27, 2021, respectively.

(i)	Company Selected Measure is Adjusted EBITDA which is described below.
Discussion of Information Presented in Pay Versus Performance Table
Below are graphs showing the relationship of CAP to our PEO and other NEOs in each of fiscal 2020, 2021, 2022, 2023 and 2024 to (1) both Company TSR and Peer Group TSR, (2) the Company’s net income and (3) the Company’s Adjusted EBITDA. CAP reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals (as reflected in the significant increase to 2021 CAP). For a discussion of how our Compensation Committee assessed the Company’s performance and our NEOs’ pay each year, see our CD&A in this proxy statement and in the proxy statements for fiscal 2020, fiscal 2021, fiscal 2022 and fiscal 2023.

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Most Important Financial Performance Measures
The following financial performance measures represent, in the Company’s assessment, the most important financial measures the Company used to link compensation that we actually paid to our NEOs in fiscal 2024 as further described in our CD&A.

Measure	Nature	Explanation
Adjusted EBITDA	Financial
Adjusted EBITDA was the primary financial metric of our fiscal 2024 annual incentive plan, and we consider it to be an important indicator of our overall business performance. Adjusted EBITDA is calculated as GAAP earnings (net loss) before interest, income taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing core performance.

Identical Sales (“ID Sales”)	Financial
ID Sales include stores operating during the same period in both the current year and the prior year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales. Acquired stores become identical on the one-year anniversary date of the acquisition.

Adjusted EPS	Financial
Adjusted EPS is calculated as Adjusted net income divided by the weighted average diluted Class A common shares outstanding, as adjusted to reflect all restricted stock units and awards outstanding at the end of the period, as well as the conversion of Convertible Preferred Stock when it is antidilutive for GAAP. We define Adjusted net income as GAAP net income adjusted to eliminate the effects of items management does not consider in assessing our ongoing core performance.

ROIC	Financial
ROIC is calculated as Adjusted ROIC operating income divided by average invested capital. Adjusted ROIC operating income is calculated using GAAP operating income and adding back certain items considered non-core or not applicable to the analysis of our returns. Specifically, Adjusted ROIC operating income adds back depreciation and amortization expense, rent expense, LIFO expense (income), (gains) loss on the sale of assets and other items that management does not consider in assessing our ongoing core operating income performance. Average Invested Capital is calculated as the sum of (1) the average of our total assets, (2) the average LIFO reserve and (3) the average accumulated depreciation and amortization; minus (1) the average taxes receivable, (2) the average trade accounts payable, (3) the average accrued salaries and wages, (4) the average non-operating investments and (5) the average other current liabilities, excluding accrued income taxes. Averages are calculated for ROIC by adding the beginning balance of the first quarter and the ending balance of the fourth quarter and dividing by two.

The information in this section shall not be deemed to be incorporated by reference into any future filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this section by reference in such filing.

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Security Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock as of the Record Date by:
•	each person known by us to own beneficially 5% or more of our outstanding shares of Common Stock;
•	each of our directors;
•	each of our NEOs; and
•	our directors and executive officers as a group.
We have based percentage ownership of our Common Stock on 563,990,471 shares of our Common Stock outstanding as of the Record Date, except as noted below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, none of the persons listed in the following table own any securities that are convertible into Common Stock at his or her option currently or within 60 days of the Record Date. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.

Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% Stockholders: Cerberus Capital Management, L.P.(1)	151,818,680	26.9%
FMR LLC(2)	45,968,146	8.2%
BlackRock, Inc. (3)	40,139,749	7.1%
The Vanguard Group(4)	32,824,226	5.8%
Directors: Sharon Allen(5)	183,522	*
Frank Bruno(1)	—	*
James Donald	1,861,800	*
Kim Fennebresque	116,044	*
Allen Gibson	49,039	*
Lisa Gray(1)	8,567	*
Sarah Mensah	8,198	*
Alan Schumacher(6)	116,544	*
Brian Kevin Turner	151,748	*
Mary Elizabeth West	32,885	*
Named Executive Officers: Omer Gajial	162,569	*
Sharon McCollam	420,338	*
Thomas Moriarty	45,725	*
Susan Morris	885,589	*
Vivek Sankaran(7)	2,365,156	*
All directors and executive officers as a group (19 Persons)	7,624,083	1.35%

*	Represents less than 1%.
(1)
Based on the statement on Schedule 13G/A filed on February 14, 2024. Cerberus may be deemed to beneficially own the reported shares of Common Stock and filed the Schedule 13G/A on behalf of Cerberus Albertsons Incentive LLC and Cerberus Iceberg LLC (“Cerberus Iceberg”), each of which are funds managed by Cerberus and/or one or more of its affiliates. Mr. Bruno and Ms. Gray are affiliated with Cerberus and disclaim ownership of Cerberus shares. The address for Cerberus is 875 Third Avenue, New York, New York 10022.

(2)	Based on the statement on Schedule 13G filed on May 12, 2025. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Based on the statement on Schedule 13G filed on April 24, 2025. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)	Based on the statement on Schedule 13G filed on February 13, 2024. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

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(5)
Includes 2,000 shares of Common Stock held by the Richard and Sharon Allen Trust (the “Allen Trust”). Sharon Allen, as trustee, is deemed to have voting and dispositive power over the securities held by the Allen Trust.

(6)
Certain of the shares are held by The Alan H. Schumacher Declaration of Trust Dated October 19, 2001 (the “Schumacher Trust”). Alan Schumacher, as trustee, is deemed to have voting and dispositive power over the shares held by the Schumacher Trust.

(7)	Based on the balance reported on Form 4 filed on April 25, 2025.

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Equity Compensation
Plan Information
The following table summarizes information about our equity compensation plans as of February 22, 2025. All outstanding awards relate to our Common Stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted- Average Exercise Price of Outstanding Equity Awards (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	—	—	25,281,124(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	—	—	25,281,124

(1)
Includes shares that may be issued under PBRSU awards if performance metrics are achieved. Of such amount, as of the Record Date, there is a maximum of 2,228,922 shares of PBRSUs that have been certified (or earned) and issuable under PBRSU awards with remaining performance periods and 4,254,515 unearned shares potentially issuable if maximum performance is achieved under the PBRSU awards with remaining performance periods. It also includes 5,581,736 shares issuable under TBRSU awards if the applicable service periods are met.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than 10% of our Common stock, to file reports with the SEC regarding their ownership of our securities and changes thereto. Based solely on our review of these reports and written representations from our directors and officers, we believe that during fiscal 2024, all of our directors and executive officers complied with these requirements, except for the following instances due to administrative errors: (i) one Form 5 for Sharon Allen relating to a transaction in which shares of Common Stock were purchased pursuant to a dividend reinvestment election and (ii) one Form 4 for each of Anuj Dhanda, Susan Morris and Sharon McCollam relating to the withholding of shares upon vesting to satisfy tax obligations.

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Stockholder Proposals:
We believe that we can support our communities, customers and stakeholders through providing long-term stockholder value and doing good. The discussion above on pages 83-92 describes some of the many sustainability and other environmental, social, and workforce initiatives we support. We devote significant time and resources to reporting about these initiatives and our progress towards meeting such initiatives and our goals. We invite you to read our Recipe for Change reports available at https://www.albertsonscompanies.com/about-aci/our-impact/overview/default.aspx.
For each stockholder proposal that we receive, we discuss with internal and external stakeholders to consider the proposal. We listen to the feedback and consider the proposal and the feasibility of implementing the proposal. In many cases, we have considered the issues addressed in the proposal and have implemented solutions which are aligned with our business and operations. However, when we oppose these proposals, it is our belief that the proposal does not:
•	take into account the actions we already are taking on the matter or have planned with respect to the matter;
•	the decisions we have made in defining and promoting certain initiatives;
•	our history and development as a public company; or
•	the nature of our operations.
We believe the costs of implementing the proposals significantly outweigh the benefits or the potential impact of speculative risks or concerns posited in the proposals, and that the proposals do not enhance or create stockholder value. We also may disagree with how a proposal seeks to dictate prescriptive or unrealistic detail in how we approach or report on the issue.
Proposals 4 through 6 are the stockholder proposals that will be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent. All three request a report or additional disclosures about certain of our operations or activities. Our reasons for recommending a vote “against” are set forth below following each proposal.

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PROPOSAL 4:
Stockholder Proposal Regarding Food Waste Reporting

The Accountability Board, Inc. (“the Proponent”), has notified us that it intends to present the stockholder proposal set forth below (“Proposal 4”) at our Annual Meeting. The Proponent has provided us with documentation indicating that it has been the beneficial owner of at least $15,000 in market value of our common stock for at least two years. We will provide the Proponent’s address upon a stockholder’s written request to the Corporate Secretary at Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706, Attention: Corporate Secretary.

Albertsons is not responsible for the accuracy or content of Proposal 4, which is printed verbatim as received in accordance with SEC rules, and we have not endeavored to correct any typographical errors it may contain.

Stockholder Proposal
RESOLVED: Shareholders ask Albertsons to regularly disclose its total quantity of food waste generated and the percentage of that waste diverted from landfills.
DEAR FELLOW SHAREHOLDERS:

Although Albertsons’ 2021/2022 and 2023 ESG reports tout its goal of sending zero food waste to landfills by 2030, the company neither discloses how much total food waste it’s currently generating nor how much it’s diverting from landfills. Adoption of this proposal would therefore provide data necessary for shareholders to assess Albertsons’ progress meeting its goal on this hugely significant policy matter.

Further, this proposal’s request is aligned with SASB Standards’ “Food Waste Management” disclosure topic for food retailers.

Like this proposal, that topic requests the amount of food waste generated and the percentage diverted[2]— although Albertsons has inexplicably excluded the topic entirely from its SASB reporting tables.[3]

Moreover, what Albertsons does share doesn’t quantify the company’s progress toward its goal.

The food waste section of Albertsons’ latest ESG report touts some attempts to prevent and divert excess food,[4] but Albertsons chooses not to disclose the fundamental details needed to fully understand its progress and impact (again, overall food waste quantities and the total percentage diverted).

By contrast, Kroger does disclose its total food waste (222,522 metric tons in 2023, for example) and the percentage diverted (45.9% from retail stores).[5] Such transparency makes sense, as reducing food waste impacts significant policy issues while also improving financial performance.

In fact, food waste is a “Tier 1” issue according to Albertsons’ own Materiality Assessment, indicating it ranked in the highest categories in both its importance to the company’s business and importance to the company’s stakeholders.[6] Additionally, BlackRock says “[t]he need for solutions that...lower food waste and provide alternatives to scarce resources has never been greater,” Institutional Shareholder services (ISS) calls food waste “a growing area of concern globally,” and Glass Lewis says it has “significant economic and environmental and social ramifications.”

[2] www.bit.ly/SASB-FoodRetailers [3] www.bit.ly/AlbertsonsSASB [4] www.bit.ly/AlbertsonsFoodWasteSection [5] www.bit.ly/KrogerSASB [6] www.bit.ly/AlbertsonsAssessment

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For instance, the production of wasted food causes significant greenhouse gas emissions and consumes vast amounts of freshwater, fertilizer, cropland, and other resources.

Further, Forbes has reported that food waste costs taxpayers billions of dollars and poses “an existential risk to grocery stores.” Meanwhile, the organization Champions 12.3—whose leaders include Nestle’s and Rabobank’s CEOs and the U.N. Food & Agriculture Organization’s Chief Economist—analyzed nearly 1,200 business sites (including retailers) across 17 countries and found 99% earned a positive return on investment through food waste reduction. Food retailers, hotels, and foodservice companies had ROI ratios between 5:1 and 10:1.

Since adoption of this proposal would advance Albertsons’ transparency on a highly consequential matter, we believe support is strongly warranted. Thank you.
The Board of Directors recommends that stockholders vote “AGAINST” Proposal 4 for the reasons set forth in its Statement of Opposition.

Our Board’s Statement in Opposition to Stockholder Proposal 4

Our Goal and Strategy for Zero Food Waste to Landfill
In 2022, we announced a goal to achieve zero food waste to landfill by 2030. Because industry standards recognize that even with a fully implemented diversion program, some portion of food waste will nevertheless reach landfills, our goal defines success as a 90% diversion rate. To meet this goal and help the planet and our communities, we have a three-part strategy focused on prevention, donation and diversion.
•
First, we have implemented technological solutions and practices to improve our ordering and demand forecasting and are continually evaluating our internal capabilities to look for more opportunities to improve and meet the demands of our consumers, so no excess food is generated.

•	Second, for excess food that we cannot prevent from being generated, we look for opportunities to donate such edible food to community groups in need.
•	Third, for food which cannot be donated, we attempt to divert such food from the landfill.
Operationally, we implement this three-part strategy in our stores, distribution centers and manufacturing facilities. We also have active programs and training ensuring adherence to related standard operating procedures, with ongoing monitoring.
How We Report Our Food Waste and Our Support for Food Waste Prevention Initiatives
To demonstrate progress toward meeting our 2030 goal, we track and report a variety of statistics in our most recent Recipe for Change report, including the following from FY23:
•	97% of our stores donated food on a weekly basis;
•	More than half our stores operated food diversion programs;
•	We donated over 92 million pounds of food;
•	We diverted over 325 million pounds of food waste (based on data provided by our vendors), and;
•	We have implemented technology-driven initiatives to prevent food waste generation, including AI-assisted forecasting and ordering.
In addition to our prevention, donation and diversion strategies discussed above, we work with food waste prevention organizations to help solve the food waste problem. We are members of the Pacific Coast Food Waste Collaborative, the Food Waste Pact, Zero Food Waste Coalition, and the EPA and FDA Food Waste Champions Programs.

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Why The Proponent’s Proposal is Inappropriate for Albertsons
A variety of industry calculators have been developed to help grocery retailers estimate the total food waste they generate. These calculators are used by various competitors/peers because their goals are framed as percentage reductions in total food waste generated, which by nature requires a stated food waste baseline in order to annually report percentage progress. However, due to the nuances of the grocery industry, we believe these calculators have limitations and may not accurately estimate food waste generation and diversion. Additionally, we believe the output of these calculators may conflict with the measured diversion weight data we directly receive from our food waste hauling vendors from our operations. By contrast, our approach focuses on ensuring food waste prevention and diversion programs are implemented and adhered to across our whole footprint, eliminating the need to estimate the amount of food waste generated or annual percentage reduced. As noted above, we are responsibly reporting the amount of food we donate and food waste diverted from landfills, both measurable quantities, to support our sustainability goals.
Our current reporting mechanisms provide broad insights into our food waste management efforts, utilizing data provided to us by our vendors. Not only does our approach align with industry standards, but our strategy is also efficient and operationally practical, avoiding unnecessary cost and complexities that could arise from additional reporting requirements proposed by the proponent.
We actively engage with stakeholders, including donation partners, associates, suppliers and industry groups, to continuously improve our food waste management practices and are committed to continuous improvement as part of our sustainability journey.
Conclusion
For the reasons outlined above, the Board believes that the proposal would result in the reporting of potentially inaccurate data that is not integral to our food waste strategy and meeting our goal of zero food waste to landfill. We share key details about our program through our Recipe for Change report, making this proposal unnecessary. Accordingly, the Board recommends voting AGAINST Proposal 4.

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Proposal 5:
Stockholder Proposal for a Report on Human Rights Policy and Human Rights Due Diligence

Oxfam America, Inc. (“the Proponent”), has notified us that it intends to present the stockholder proposal set forth below (“Proposal 5”) at our Annual Meeting. The Proponent has provided us with documentation indicating that it has been the beneficial owner of at least $15,000 in market value of our common stock for at least two years. We will provide the Proponent’s address upon a stockholder’s written request to the Corporate Secretary at Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706, Attention: Corporate Secretary.

Albertsons is not responsible for the accuracy or content of Proposal 5, which is printed verbatim as received in accordance with SEC rules, and we have not endeavored to correct any typographical errors it may contain.

Stockholder Proposal and Supporting Statement

RESOLVED: shareholders request that the Albertsons Board of Directors (the “Board”) prepare a report, at reasonable cost and omitting confidential information, on Albertson’s human rights policy, including any human rights due diligence (“HRDD”) process to identify and address actual and potential adverse human rights impacts in its operations and supply chains.

Supporting Statement:

Companies that cause, contribute, or are directly linked to human rights abuses face significant risks which can undermine shareholder value. As one of the largest companies in the United States, Albertsons’ relationships with workers and high-risk suppliers expose it to reputational, operational, and ultimately financial risks.

Albertsons does not currently disclose whether it has a human rights policy containing an HRDD process. While competitors are increasing policies in place to safeguard against the risks of forced labor in supply chains, Albertsons stands out as reducing information on its approach to human rights.[7] Understanding a company’s approach to human rights allows shareholders to evaluate Albertsons’ management of human rights risk.

Strong human rights policies could spare Albertsons from costly consequences stemming from human rights concerns in domestic supply chains. This includes media reports surrounding federal investigation for labor violations by Star Farm, supplier to Albertsons-owned Safeway;[8] labor violations by supplier Humberto Castaneda Produce, including refusal to provide seasonal workers with promised meals, tools, and transportation costs while housing them in “dilapidated trailers;”[9] and a New York Times investigation into illegal child migrant labor at Albertsons milk supplier Lucerne.[10] HRDD can mitigate against these risks in global supply chains. Albertsons has been linked to Honduran melon suppliers subjecting workers to toxic chemical exposure and wage theft,[11] abusive conditions and gender-based violence identified in Albertsons’ Indian shrimp supply chains,[12] and a New Yorker/Outlaw Ocean investigation exposing widespread use of trafficked labor on fishing ships and processing plants producing seafood for Albertsons.[13]

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[7]
Albertsons appears to have removed human rights content from its website. The company had posted information about its approach in 2014 (see archived page: https://web.archive.org/web/20240805101403/https:/www.albertsonscompanies.com/our-impact/products/responsible-sourcing/default.aspx), which no longer appears as of 2024 (see https://www.albertsonscompanies.com/our-impact/products/responsible-sourcing/default.aspx).
[8]
https://www.denverpost.com/2023/10/13/safeway-produce-star-farms-federal-investigation/
[9]
https://www.dol.gov/newsroom/releases/whd/whd20240918-0
[10]
https://www.nytimes.com/2023/12/28/us/migrant-child-labor-audits.html
[11]
https://laborrights.org/sites/default/files/docs/FyffesHondurasReport.pdf
[12]
https://static1.squarespace.com/static/5810dda3e3df28ce37b58357/t/662fdc4aebe0a96a43f7e29e/1714412623492/Hidden+Harvest.pdf
[13]
https://www.seafoodsource.com/news/business-finance/albertsons-drops-high-liner-products-after-bombshell-labor-report-seafood-company-also-drops-implicated-supplier

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Given the importance of understanding Albertsons’ risk profile and its approach to human rights, we urge shareholders to support this proposal.
The Board of Directors recommends that stockholders vote “AGAINST” Proposal 5 for the reasons set forth in its Statement of Opposition.

Our Board’s Statement in Opposition to Stockholder Proposal 5

We are committed to respecting internationally recognized human rights standards as set forth in our policies
Albertsons respects the fundamental human rights and dignity of individual workers and is committed to upholding human rights across its operations and supply chains. Our Code of Ethics and Vendor Code of Conduct explicitly prohibit forced labor, child labor, and other human rights violations. Vendors are contractually bound to adhere to all applicable human rights laws and regulations, ensuring voluntary labor and compliance with minimum age requirements.
We have diligence processes in place focused on human rights concerns in high-risk supply chains
We believe that prioritizing high-risk supply chains is key to reducing the potential for human rights violations. As part of our focus on high-risk supply chains, our seafood supply chain partners are asked to agree to our Responsible Seafood Policy as part of our Seafood Supplier Agreement, which includes an expectation for suppliers to adopt and comply with comprehensive, transparent, and verifiable supply chains that explicitly prohibit human trafficking and forced labor. We partner with FishWise, a nonprofit responsible seafood consultant, to review our suppliers’ adherence to our policy, providing independent third-party verification that our seafood products meet our policy. Albertsons also has signed onto The Nature Conservancy’s Tuna Transparency Pledge, which advocates for the adoption of on-the-water-monitoring of tuna fishing vessels to assist in ensuring workers are fairly treated.
Suppliers who provide products for the Company’s Own Brands from facilities in high-risk counties are also required to provide social audits for each facility prior to our assessment of the qualification of a facility. When an audit identifies significant findings, Albertsons has a process to work with suppliers to develop and implement corrective action plans to address the findings.
We have processes in place to manage and address human rights concerns
When human rights concerns are brought to our attention, we promptly assemble a cross-functional team led by our Chief Ethics and Compliance Office to investigate, address, mitigate, and remediate the issue. During the investigation, purchases may be halted, and if warranted, corrective actions are then developed and implementation of those actions are monitored prior to restarting purchases.
Our supply chain is vast and global in nature, and our approach focuses on adopting practical, effective measures to identify, assess, confront and mitigate human rights risks.

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We are committed to continuously strengthening our efforts to govern human rights risks
We recognize that respecting human rights and related due diligence is a dynamic and evolving issue. We are committed to continuously strengthening our approach by actively seeking ways to improve our practices to meet emerging challenges, stakeholder expectations and regulatory requirements. We are committed to monitoring our progress and routinely/periodically reviewing our policies and practices to modify and refine them to tackle emerging issues. Given our existing framework, adopting Proposal 5 would offer a minimal advantage to Albertsons and its stockholders and would divert Board and management resources.
For these reasons, the Board believes the proposal is unnecessary and recommends voting AGAINST Proposal 5.

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Proposal 6:
Stockholder Proposal for a Report on Risks of State Policies on Reproductive Health Care

The Presbyterian Church, (U.S.A.) through its Board of Pensions (“the Proponent”), has notified us that it intends to present the stockholder proposal set forth below (“Proposal 6”) at our Annual Meeting. The Proponent has provided us with documentation indicating that it has been the beneficial owner of at least $2,000 in market value of our common stock for at least three years. We will provide the Proponent’s address upon a stockholder’s written request to the Corporate Secretary at Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706, Attention: Corporate Secretary.

Albertsons is not responsible for the accuracy or content of Proposal 6, which is printed verbatim as received in accordance with SEC rules, and we have not endeavored to correct any typographical errors it may contain.

Stockholder Proposal
WHEREAS:

Comprehensive reproductive health care is essential for workers and their families, increases labor force participation, and boosts the economy. The lack of access to reproductive health care correlates with higher rates of poverty, maternal morbidity and mortality, and a reduction in the female labor force. These impacts disproportionately affect Black and Latina women (https://bit.ly/3YQkpfw). Women who cannot access abortion when needed are three times more likely to leave the workforce, and four times as likely to slip into poverty (https://bit.ly/37qrmMw).

Companies in the U.S. must navigate a patchwork of state laws regarding reproductive health care. Abortion is banned or heavily restricted in many states, including Idaho, where Albertsons is headquartered, and which has some of the most restrictive abortion laws in the country. Many of Albertson’s 137,000 female employees may face steep challenges in their ability to access reproductive healthcare. Nationwide, more than 171,000 patients traveled out of state to obtain abortion care in 2023 (https://bit.ly/3YlILfH).

Employers also bear the cost of restricted abortion access. One study estimates that bans may cost the U.S. as much as $68 billion annually; Idaho's portion of that loss is estimated at $1.1 billion in Idaho, and the loss of 1.3% of its female workforce per year (https://bit.ly/4ele8gF).

Abortion bans discourage top talent from taking jobs in states with restrictions to care. A 2023 Morning Consult poll found that by a 2:1 margin, workers prefer to live in states where abortion is legal and accessible (https://bit.ly/4cqqrIA). Economists have found evidence suggesting that total abortion bans are causing significant population outflows since the overturn of Roe v. Wade (about 128,700 residents across 13 states), and the migrations appear to have grown stronger over time (https://bit.ly/3PLLjzS). Additionally, according to a 2022 Lean In survey, strong majorities of women under 40, regardless of political affiliation, would prefer to work for a company that supports abortion access (https://bit.ly/48oc4mC) and 64 percent of Americans say employers should ensure employees access to reproductive health care (bit.ly/3nmzd2U).

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Relatedly, Albertson’s operates 1,730 pharmacies in the U.S, but has repeatedly declined to clarify whether it will provide abortion medication to its customers where it is legal to do so.

RESOLVED: Shareholders request the Board issue a public report omitting confidential information and at reasonable expense, detailing any known costs to the company caused by state policies severely restricting reproductive rights or access to reproductive health medications, and detailing any strategies beyond litigation and legal compliance that the company may deploy to minimize or mitigate these risks.

SUPPORTING STATEMENT:

Shareholders recommend that the report include evaluation of new laws and legislation severely restricting reproductive rights, and similar restrictive laws proposed or enacted in other states. In its discretion, the Board’s analysis may include any effects on employee hiring, retention, and productivity, and decisions regarding closure or expansion of operations in states proposing or enacting restrictive laws and strategies such as any public policy advocacy by the company, related political contributions policies, and human resources or educational strategies.

The Board of Directors recommends that stockholders vote “AGAINST” Proposal 6 for the reasons set forth in its Statement of Opposition.

Our Board’s Statement in Opposition to Stockholder Proposal

As one of the largest food and drug retailers in the U.S., we recognize that our success depends on the engagement of our associates. We remain committed to attracting, developing and retaining talent by offering competitive and comprehensive health benefits tailored to the needs of our associates and their families.
Albertsons Offers Comprehensive and Competitive Health Benefits
Albertsons offers a comprehensive health benefits package designed to ensure that employees have access to necessary medical care, including reproductive health services, in compliance with applicable laws and regulations.
While we view our benefits offering to employees as expansive, Albertsons does not decide which treatments and procedures are medically necessary; rather, these decisions are made by our associates, their healthcare providers and the insurance companies administering the plan. We are continually reviewing and developing our health benefits and intend to update those benefits to meet the evolving needs of our workforce and in compliance with applicable law.
Albertsons Continuously Monitors Changes to Applicable Laws and Regulations
In line with our commitment to care for our associates, we closely monitor the impact of state policies on our associates and operations and respond as needed to best support our workforce. We have processes to assess, respond and mitigate potential impacts from changes in legislation, state policies and other external factors, including those related to reproductive health care. These evaluations consider the potential effects of changes in law on employee hiring, retention, and productivity, as well as operational decisions. We believe that we are already responsive to the request in the report to evaluate the provision of our health benefits against the needs of our employees as laws and regulations evolve, in a manner that represents an efficient and effective use of resources.

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The Proposal Imposes Unnecessary Burdens Without Any Meaningful Benefit
The scope of the requested report is overly broad and burdensome. In addition to the appropriate monitoring that Albertsons already conducts, the report would need to include a thorough review of all existing state laws, and all proposed bills, regulations and policies that may never become applicable to our employees. Albertsons will continue to comply with applicable laws and regulations, monitor the competitive landscape and respond to associates’ needs. For these reasons, the Board believes that creating the requested report would not be a productive use of Company resources and would not provide meaningful insights to our associates or stakeholders and recommends a vote AGAINST Proposal 6.

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Questions and Answers About the Annual Meeting and Voting
1.	Why is the Annual Meeting virtual?
The Annual Meeting is being conducted virtually to allow a larger number of our stockholders the opportunity to participate. A virtual format will provide the same rights and advantages that would be provided at an in-person meeting. Stockholders may submit questions online before and during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
2.	Who is entitled to vote at the Annual Meeting?
Only stockholders of record or beneficial owners of our Common Stock as of the Record Date are entitled to receive notice of and to vote at our Annual Meeting. As of the Record Date, there were approximately 563,990,471 shares of Common Stock outstanding and entitled to vote.
3.	How do I attend the Company’s Annual Meeting?
Stockholders as of the Record Date must use the following link: www.virtualshareholdermeeting.com/ACI2025 and enter the 16-digit control number found on the proxy card or the voting instruction form. By logging into the website, stockholders will be able to vote shares electronically on all items to be considered at the Annual Meeting. Those without a 16-digit control number will be admitted to the virtual-only Annual Meeting as guests, but guests will not have the ability to vote or otherwise participate.
4.	What different methods can I use to vote?
If you are a stockholder of record, you may vote:
•	via the Internet — Visit www.proxyvote.com. Follow the instructions shown on your proxy card. Votes submitted via the internet must be received by 9:59 p.m. Mountain Daylight Time, on August 6, 2025;
•	by telephone — Follow the instructions shown on your proxy card. Votes submitted by telephone must be received by 9:59 p.m. Mountain Daylight Time, on August 6, 2025;
•	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or
•
by attending the virtual Annual Meeting — Follow the instructions on the Annual Meeting Website. You will need the control number printed on your proxy card. Submitting your proxy, whether via the Internet, by telephone, or by mail will not affect your right to vote at the virtual Annual Meeting should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:
•
by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 9:59 p.m. Mountain Daylight Time, on August 6, 2025; or

•
by attending the virtual Annual Meeting — If you wish to vote at the Annual Meeting, you will need to obtain a voting instruction form from your broker or bank that holds your shares of record. You will need the control number printed on your voting instruction form in order to vote at the Annual Meeting.

All votes must be cast at the Annual Meeting before the polls close.

Albertsons Companies	93	2025 Proxy Statement

5.	How can I submit questions for the Annual Meeting?
If you have questions pertaining to the business of the Annual Meeting, you may submit them in advance of the Annual Meeting by visiting www.proxyvote.com beginning June 20, 2025 and until 9:59 p.m. Mountain Daylight Time, on August 4, 2025. You should have a proxy card or voting instruction form in hand when you access the website and follow the instructions. You may also ask questions during the Annual Meeting. In order to allow us to answer questions from as many stockholders as possible during the Annual Meeting, each stockholder will be limited to one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints. Appropriate questions received that are not addressed at the Annual Meeting will be posted, along with our responses, to the Investor Relations section of our website as soon as practical after the conclusion of the Annual Meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or questions that are not directly related to the business of the Annual Meeting, you can contact us separately after the Annual Meeting through the Investor Relations section of our website.
6.	What can I do if I need technical assistance during the Annual Meeting?
If you encounter any difficulties accessing or participating in the virtual Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.
7.	Why did I receive only a Notice of Internet Availability of Proxy Materials?
We are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about June 20, 2025, we mailed a Notice of Internet Availability of Proxy Materials to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.
8.	What is the purpose of holding the Annual Meeting?
We are holding the Annual Meeting to act on the proposals presented in the proxy statement.
9.	What is the Record Date and what does it mean?
The Record Date for the Annual Meeting is June 11, 2025. The Record Date is established by the Board as required by Delaware law. Owners of record of our Common Stock at the close of business on the Record Date are entitled to:
(a)	receive notice of the Annual Meeting, and
(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
10.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
(a)
Stockholder of record: If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote at the Annual Meeting.

Albertsons Companies	94	2025 Proxy Statement

(b)
Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a voting instruction form from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.
11.	How many shares must be present to hold the Annual Meeting?
For the Annual Meeting to proceed, a quorum must be present. A quorum is achieved when holders entitled to cast at least a majority of the votes are represented in person or by proxy. Without a quorum, no business can be conducted at the Annual Meeting, except to adjourn it to a later date. Your shares are considered “present” at the Annual Meeting if: (1) you attend and vote at the Annual Meeting; (2) you vote via the Internet, by telephone or by mail; (3) you are represented by proxy. Abstentions, broker votes, and "broker non-votes" count as present for determining the presence of a quorum. If a quorum is not achieved through attendance or proxy representation, the stockholders present may adjourn the meeting until a quorum is present. If a new record date is fixed for the adjourned meeting, we will notify each stockholder of record entitled to vote.
12.	What is a proxy and how does the proxy process operate?
A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Susan Morris, Sharon McCollam and Thomas Moriarty have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.
By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is crucial. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be present or represented at the Annual Meeting. It is important that you attend the Annual Meeting or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.
13.	What happens if I do not give specific voting instructions?
Stockholder of Record
If you are a stockholder of record and you do not:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card with specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner
If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters.” However, with respect to “non-routine matters,” your broker or bank may not vote your shares for you. With respect to these “non-routine matters,” the aggregate number of unvoted shares is reported as “broker non-votes.”

Albertsons Companies	95	2025 Proxy Statement

14.	Which proposals are considered “routine” or “non-routine”?
Under the broker voting rules of the NYSE, the ratification of the appointment of Deloitte and Touche as the Company’s independent registered public accounting firm for the 2025 fiscal year (Proposal 2) is considered a “routine” matter, and the election of directors (Proposal 1), the non-binding, annual advisory vote on executive compensation (Proposal 3) and stockholder proposals 4-6 are considered “non-routine” matters.
15.	What are broker non-votes?
If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”
16.	How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific proposals.
17.	What is the voting requirement for each of the proposals?
Proposal 1: Since this is an uncontested election, each director shall be elected by the vote of a majority of the votes cast with respect to that director’s election by the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of the nominees.
Proposal 2: The ratification of the appointment of Deloitte and Touche requires the affirmative vote of a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes may arise as certain brokers and banks may not exercise discretionary authority to vote your shares for routine matters. Abstentions will have no effect on this proposal.
Proposal 3: The annual advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.
Proposals 4-6: Each stockholder proposal requires the affirmative vote of a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on these proposals.
18.	How does the Board recommend I vote?
The Board recommends that you vote:
•	FOR each of the director nominees;
•	FOR the ratification of the appointment of Deloitte and Touche as our independent registered public accounting firm for the 2025 fiscal year;
•	FOR the non-binding, advisory vote to approve our executive compensation; and
•	AGAINST stockholder proposals 4-6.

Albertsons Companies	96	2025 Proxy Statement

19.	Can I revoke or change my proxy? If so, how?
You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.
If you are a stockholder of record, your proxy can be revoked in several ways:
•	by timely delivery of a written revocation to the Company Secretary;
•	by submitting another valid proxy bearing a later date; or
•	by attending the Annual Meeting and voting your shares before the polls close at the Annual Meeting.
If your shares are held in street name, you must contact your broker or bank to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank or by attending the Annual Meeting and voting before the polls close at the Annual Meeting if you have obtained a voting instruction form from your broker or bank giving you the right to vote your shares.
20.	Who counts the votes?
The Company has retained a representative of Broadridge Financial Solutions to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.
21.	Who pays for this proxy solicitation?
The Company pays for this proxy solicitation. We use Broadridge Financial Solutions, its agents, and brokers to distribute all proxy materials to our stockholders and pay customary fees and expenses for such distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, to assist with the solicitation for a fee of $10,000 plus reasonable out-of-pocket expenses.
22.	Are there other matters to be voted on at the Annual Meeting?
We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 – 6 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.
23.	Where can I find the voting results?
Preliminary voting results are expected to be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Albertsons Companies	97	2025 Proxy Statement

Stockholder Proposals and
Director Nominations for the 2026
Annual Meeting of Stockholders
Stockholders wishing to include a proposal for stockholder consideration in our 2026 proxy statement or bring business before our annual meeting of stockholders in 2026 must send notice to our Corporate Secretary at our principal executive offices at 250 Parkcenter Blvd., Boise, Idaho 83706 by registered, certified or express mail and provide the required information and follow the other procedural requirements described below.
Stockholder Proposals for Inclusion in our 2026 Proxy Statement
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2026 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by our Corporate Secretary at the address set forth above no later than the close of business on February 20, 2026. If the date of our 2026 annual meeting is more than 30 days before or after the anniversary date of August 7, 2025, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
Other Stockholder Proposals or Nominations for Presentation at the 2026 Annual Meeting
Our bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our Board at an annual meeting of stockholders. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8 or to nominate one or more persons for election to our Board, the stockholder must deliver a written notice to our Corporate Secretary at the address above and provide the information required by the provisions of our bylaws dealing with stockholder proposals or director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than May 9, 2026 and no earlier than April 9, 2026. The requirements for such stockholder’s notice are set forth in our bylaws.
Candidates proposed by stockholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the Governance Committee under criteria similar to the evaluation of other candidates set forth above in “Corporate Governance.” Candidates submitted this way may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Governance Committee’s decision.
Cerberus has director nomination rights pursuant to our Stockholders’ Agreement. See “Corporate Governance-Director Nomination Process-Nomination Rights and Support Obligations under Certain Agreements” above for more information.

Albertsons Companies	98	2025 Proxy Statement

Other Matters
Our Board does not presently intend to bring any other business before the meeting, and so far as is known to our Board, no matters are to be brought before the meeting except as specified in the Notice. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Availability of Report on Form 10-K
Our 2024 Form 10-K is available without charge on our corporate website in the Investor Relations section. For stockholders receiving a Notice of Internet Availability, such notice will contain instructions on how to request a printed copy of our 2024 Form 10-K. For stockholders receiving a printed copy of this proxy statement, a copy of our 2024 Form 10-K has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2024 Form 10-K (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our stock. Requests can be made by writing to Corporate Secretary, c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.
Incorporation by Reference
No information contained on or available through any website referenced in this proxy statement, our corporate website or any other website that we may maintain shall be deemed included or incorporated by reference into this proxy statement.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this proxy statement and the 2024 Form 10-K, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2024 Form 10-K, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by writing to us at 250 Parkcenter Blvd., Boise, Idaho 83706, Attn: Corporate Secretary or by calling us at (208) 395-6200. If you participate in householding and wish to receive a separate copy of this proxy statement and the 2024 Form 10-K, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.
If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this proxy statement or the 2024 Form 10-K or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s stock sharing an address.

Albertsons Companies	99	2025 Proxy Statement

Transfer Agent Information
Equiniti Trust Company, LLC (“EQ”) is the transfer agent for our Common Stock. EQ can be reached at Equiniti Trust Company, LLC, 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660, Attention: Shareholder Services, (800) 937-5449. You should contact EQ if you are a registered stockholder and have a question about your account or if you would like to report a change in your name or address.

Albertsons Companies	100	2025 Proxy Statement

Albertsons
ARMACY

Albertsons Companies

ALBERTSONS COMPANIES
250 Parkcenter Boulevard Boise, ID 83706
albertsonscompanies.com

SAFEWAY · Albertsons · VONS · Jewel Osco · ACME · shaw's · Tom Thumb
United supermarkets · United Express · Randalls · Albertsons Market · PAVILIONS · star market · KINGS
Market Street · Haggen Northwest Fresh · CARRS · Andronico's Community Markets · Balducci's · Amigos · Lucky · Albertsons Market Street

ALBERTSONS COMPANIES, INC.
250 PARKCENTER BLVD
BOISE, IDAHO 83706

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 p.m. Mountain Daylight Time on August 6, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ACI2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 9:59 p.m. Mountain Daylight Time on August 6, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76214-P27441 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBERTSONS COMPANIES, INC.

The Board of Directors recommends a vote "FOR" the election of each of the nominated directors.

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Sharon Allen	☐	☐	☐
1b. Frank Bruno	☐	☐	☐
1c. James Donald	☐	☐	☐
1d. Kim Fennebresque	☐	☐	☐
1e. Allen Gibson	☐	☐	☐
1f. Lisa Gray	☐	☐	☐
1g. Sarah Mensah	☐	☐	☐
1h. Susan Morris	☐	☐	☐
1i. Alan Schumacher	☐	☐	☐
1j. Brian Kevin Turner	☐	☐	☐
1k. Mary Elizabeth West	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposals:	**For**	**Against**	**Abstain**
2. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 28, 2026.	☐	☐	☐
3. Hold the annual, non-binding, advisory vote on our executive compensation program.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" the following proposals:	**For**	**Against**	**Abstain**
4. Stockholder Proposal Regarding Food Waste Reporting.	☐	☐	☐
5. Stockholder Proposal for a Report on Human Rights Policy and Human Rights Due Diligence.	☐	☐	☐
6. Stockholder Proposal for a Report on Risks of State Policies on Reproductive Health Care.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and the 2024 Form 10-K are available at www.proxyvote.com.

V76215-P27441

ALBERTSONS COMPANIES, INC.
Annual Meeting of Stockholders
August 7, 2025 at 3:00 PM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Susan Morris, Sharon McCollam and Thomas Moriarty or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of ALBERTSONS COMPANIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, Mountain Daylight Time on August 7, 2025, via live webcast at www.virtualshareholdermeeting.com/ACI2025, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendations.

Continued and to be signed on reverse side